UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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Systemax Inc.
(Name of Registrant as Specified in Its Charter)
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11 Harbor Park Drive, Port Washington, NY 11050 • 516.608.7000 • investinfo@systemax.com

Notice of Annual Meeting of Stockholders

Date and time:	Monday, June 7, 2021, at 12:00 p.m., Eastern time

Virtual Location:
This year’s Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You will be able to participate in this year’s Annual Meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/SYX2021. Because the Annual Meeting is virtual and being conducted via live webcast, stockholders will not be able to attend the Annual Meeting in person. Details regarding how to participate in the meeting online are more fully described in the proxy statement.

Purpose:	(1) To elect the 8 director nominees named in the proxy statement;

(2) To ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2021; and

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement.

Stockholders of record at the close of business on April 13, 2021 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement.

Who may vote:	Stockholders of record at the close of business on April 13, 2021 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement.

By order of the Board of Directors,

Eric Lerner
Senior Vice President and General Counsel
April 28, 2021

Important notice regarding the availability of proxy materials for the
Annual Meeting of Stockholders to be held on June 7, 2021:

This Notice of Annual Meeting of Stockholders, the accompanying proxy statement and our 2020 Annual Report to Stockholders all are available at www.proxyvote.com.

PROXY STATEMENT

General Information

These proxy materials are being furnished to solicit proxies on behalf of the Board of Directors of Systemax Inc. for use at our Annual Meeting of Stockholders to be held virtually on Monday, June 7, 2021 at 12:00 p.m., Eastern time, or at any adjournments or postponements thereof.
The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/SYX2021, where you will be able to listen to and participate in the meeting live, submit questions, and vote online.
These proxy materials include our Notice of Annual Meeting and Proxy Statement and our 2020 Annual Report to Stockholders, which includes our Fiscal 2020 Form 10-K. In addition, these proxy materials may include a proxy card for our Annual Meeting. These proxy materials are first being sent or made available to our stockholders commencing on April 28, 2021.

Notice of Internet Availability of Proxy Materials

We have implemented the Securities and Exchange Commission, or SEC, “Notice Only” rule that allows us to furnish our proxy materials over the Internet to our stockholders instead of mailing paper copies. As a result, beginning on or about April 28, 2021, we mailed to most of our stockholders of record on April 13, 2021 a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials over the Internet and vote online.
This notice is not a proxy card and cannot be used to vote your shares. If you received a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to in the notice.
If you own shares of common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one notice. To vote all of your shares by proxy, please follow each of the separate proxy voting instructions that you received for your shares of common stock held in each of your different accounts.

Record Date

We have fixed the close of business on April 13, 2021 as the record date for determining our stockholders entitled to notice of and to vote at our Annual Meeting.
On that date, we had 37,719,099 shares of common stock outstanding. Stockholders as of the record date will have one vote per share on each voting matter.

Quorum

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at our Annual Meeting, present virtually or represented by proxy, is necessary to constitute a quorum.
Abstentions and “broker non-votes” (discussed below) will be counted as present for purposes of establishing a quorum.

How to Vote

Stockholders of record. If you are a “stockholder of record” (meaning your shares are registered in your name with our transfer agent, Broadridge) you may vote either virtually at our Annual Meeting or by proxy.

If you decide to vote by proxy, you may do so in any one of the following three ways:

You may vote your shares 24 hours a day by logging on to a secure website, www.proxyvote.com, and following the instructions provided. You will need to enter identifying information that appears on your proxy card or the Notice. The internet voting system allows you to confirm that your votes were properly recorded.

You may vote your shares 24 hours a day by calling the toll free number (800) 690-6903, and following instructions provided by the recorded message. You will need to enter identifying information that appears on your proxy card or the Notice. As with the internet voting system, you will be able to confirm that your votes were properly recorded.

If you received a proxy card, you may mark, sign and date your proxy card and return it by mail in the enclosed postage-paid envelope.

Internet and telephone voting is available through 11:59 PM Eastern time on Sunday, June 6, 2021.

If you vote by mail, your proxy card must be received before our Annual Meeting to assure that your vote is counted. We encourage you to vote promptly.

Beneficial owners. If, like most stockholders, you are a beneficial owner of shares held in “street name” (meaning a broker, trustee, bank or other nominee holds shares on your behalf), you may vote virtually at our Annual Meeting only if you obtain a legal proxy from the nominee that holds your shares. Alternatively, you may vote by completing, signing and returning the voting instruction form that the nominee provides to you or by following any telephone or Internet voting instructions described on the voting instruction form, the Notice or other materials that the nominee provides to you.

No matter in what form you own your shares – We encourage you to vote promptly.
Attending the Virtual Annual Meeting
The Annual Meeting will be a completely virtual meeting of stockholders conducted exclusively by a live audio webcast.

If you are a stockholder of record as of the close of business on April 13, 2021, the record date for the Annual Meeting, you will be able to virtually attend the Annual Meeting, vote your shares and submit your questions online during the meeting by visiting www.virtualshareholdermeeting.com/SYX2021. You will need to enter the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.

If you are a stockholder holding your shares in “street name” as of the close of business on April 13, 2021, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank or other nominee. You may not vote your shares electronically at the Annual Meeting unless you receive a valid proxy from your brokerage firm, bank, broker dealer or other nominee holder.

The online meeting will begin promptly at 12:00 p.m., Eastern time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 11:45 a.m., Eastern time, and you should allow approximately 15 minutes for the online check-in procedures. If you wish to submit a question for the Annual Meeting, you may do so in advance at www.virtualshareholdermeeting.com/SYX2021, or you may type it into the dialog box provided at any point during the virtual meeting (until the floor is closed to questions).

Votes Required to Adopt the Proposals
➢    Proposal 1 – The affirmative vote of a plurality of the outstanding shares of common stock entitled to vote and present, virtually or by proxy, at a meeting at which a quorum is present will be required to elect the nominated directors to the Board.
➢    Proposal 2 – The affirmative vote of a majority of the outstanding shares of common stock entitled to vote and present, virtually or by proxy, at a meeting at which a quorum is present will be required to ratify the appointment of Ernst & Young LLP as our independent auditors.
Messrs. Richard, Bruce and Robert Leeds (each a director and officer of Systemax), together with trusts for the benefit of certain members of their respective families and other entities controlled by them, as applicable, beneficially owned as of our record date more than 50% of the shares outstanding, and they have each separately advised us that they intend to vote all of such shares they each have the power to vote in accordance with the recommendations of the Board on each of the Proposals identified above, which will be sufficient to constitute a quorum and to determine the outcome of each Proposal.

How Shares Will Be Voted
Proxies will be voted as specified by the stockholders. Where specific choices are not indicated, proxies will be voted, per the Board’s recommendations, FOR Proposals 1 and 2 If any other matters properly come before our Annual Meeting, the persons named in the proxy will vote at their discretion.

List of Stockholders

A list of our stockholders satisfying the requirements of Section 219 of the Delaware General Corporation Law will be available for inspection for any purpose germane to our Annual Meeting for the ten days prior to our Annual Meeting. If you want to inspect the stockholder list, call email investinfo@systemax.com to schedule an appointment. In addition, the list of stockholders will also be available during the annual meeting through the meeting website for those stockholders who choose to attend.

Changing or Revoking Your Proxy

Your virtual attendance at our Annual Meeting will not automatically revoke your proxy.
Stockholders of record. If you are a stockholder of record, you may change or revoke your proxy at any time before a vote is taken at our Annual Meeting by executing and forwarding to us a later-dated proxy or by voting a later proxy over the telephone or the Internet or by virtually attending the Annual Meeting and voting.
Beneficial owners. If you are a beneficial owner of shares, you should check with the broker, trustee, bank or other nominee that holds your shares to determine how to change or revoke your vote.

Abstentions

➢    Proposal 1 – Abstentions will have no effect on the election of directors.
➢    Proposal 2 – Abstentions will have the same effect as a negative vote regarding the ratification of Ernst & Young LLP as our independent auditors.

Broker Non-Votes

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because they do not have discretionary voting power for that proposal and have not received instructions from the beneficial owner.
If you are a beneficial owner whose shares are held by a broker, as stated above you must instruct the broker how to vote your shares. If you do not provide voting instructions, your broker is not permitted to vote your shares on Proposal 1 (Election of Directors).

In the absence of voting instructions, the broker can only register your shares as being present at our Annual Meeting for purposes of determining a quorum and may vote your shares on Proposal 2 only (Ratification of the Appointment of our Auditor).

Frequently Asked Questions

How can I access the proxy materials over the Internet?

Your Notice of the Internet Availability of the proxy materials, proxy card or voting instruction card will contain instructions on how to view our proxy materials for our Annual Meeting on the Internet. Our proxy materials and Annual Report on Form 10-K for fiscal 2020, as well as the means to vote by Internet, are available at www.proxyvote.com.

How may I obtain a paper copy of the proxy materials?

The Notice of the Internet Availability of the proxy materials, provides instructions about how to obtain a paper copy of the proxy materials. If you did not receive the notice, you will receive a paper copy of the proxy materials by mail.
What is “householding”?

SEC rules allow us to send a single copy of the proxy materials or the Notice of Internet Availability of Proxy Materials to multiple stockholders sharing the same address and last name, or who we reasonably believe are members of the same family in a manner provided by such rules. This practice is referred to as “householding” and we use this process to achieve savings of paper and mailing costs.

How can I find voting results of our Annual Meeting?

We will announce preliminary voting results at our Annual Meeting and we will publicly disclose the results on a Form 8-K within four business days of our Annual Meeting, as required by SEC rules.

Proposal No. 1 – Election of Directors

At our Annual Meeting, eight directors are to be elected to hold office until the 2022 annual meeting and until their successors have been elected and qualified. All nominees are current Systemax Board members who were elected by stockholders at the 2020 annual meeting.
There are no family relationships among any of our directors or executive officers or nominees for director or executive officer, except that Messrs. Richard, Bruce and Robert Leeds are brothers. Except as disclosed herein, there were no arrangements or understandings between any director or nominee for director and any other person pursuant to which such person was selected as a director or nominee for director.
The accompanying proxy will be voted FOR the election of the Board’s nominees unless contrary instructions are given. If any Board nominee is unable to serve, which is not anticipated, the persons named as proxies intend to vote, unless the Board reduces the number of nominees, for such other person or persons as the Board may designate.
When voting by proxy with respect to the election of directors, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes for specific nominees.

Richard Leeds
Executive Chairman
Director Since: 1995    Age: 61
Richard Leeds joined Systemax in 1982 and served as our Chairman and CEO from April 1995 until becoming our Executive Chairman in March 2016. He also served as President of our Industrial Products Group until 2011. Mr. Leeds was selected to serve as Executive Chairman of our Board due to his experience and depth of knowledge of Systemax and the direct marketing, computer and industrial products industries, his role in developing and managing our business strategies and operations, as well as his exceptional business judgment and leadership qualities.

Bruce Leeds
Vice Chairman
Director Since: 1995    Age: 65
Bruce Leeds joined Systemax in 1977 and has served as our Vice Chairman since April 1995. He also served as President of our International Operations until 2005. Mr. Leeds was selected to serve as a director on our Board due to his experience and depth of knowledge of Systemax and the direct marketing, computer and industrial products industries, his role in developing and managing our business strategies and operations, his experience in international business as well as his exceptional business judgment.

Robert Leeds
Vice Chairman
Director Since: 1995    Age: 65
Robert Leeds joined Systemax in 1977 and has served as our Vice Chairman since April 1995. He also served as President of our Domestic Operations until 2005 and as Chief Executive of the North American Technology Products Group from 2013 to 2015. Mr. Leeds has served as a director since April 1995. Mr. Leeds was selected to serve as a director on our Board because of his experience and depth of knowledge of Systemax and the direct marketing, computer and industrial products industries, his role in developing and managing our business strategies and operations, his significant computer and technology industry experience as well as his exceptional business judgment.

Barry Litwin
Chef Executive Officer
Director Since: 2017    Age: 54
Mr. Litwin was appointed Chief Executive Officer of Systemax in January 2019. Prior to joining Systemax, he was the Chief Executive Officer of Adorama, Inc., a leading multi-channel retailer of professional camera, audio, and video equipment. Previous executive roles included overseeing e-commerce and marketing for Sears Holdings, Inc, Office Depot, and Newark Electronics, Inc, in addition to serving as an advisor to several early stage digital and technology companies. Mr. Litwin graduated from Indiana University with a BS degree, and an MBA in Operations from Loyola University, Quinlan School of Business in 1992. Mr. Litwin was selected to serve as a director on our Board due to his e-commerce and direct marketing expertise.

Robert D. Rosenthal
Independent Director
Director Since: 1995     Age: 72
Robert D. Rosenthal has been the lead independent director since October 2006. Mr. Rosenthal is Chairman and Chief Executive Officer of First Long Island Investors LLC, which he co-founded in 1983. Mr. Rosenthal is the Chairman and CEO of a wealth management company that invests in numerous public companies and is also an attorney and member of the bar of the State of New York. Mr. Rosenthal was selected to serve as a director on our Board due to his financial, investment and legal experience and acumen.

Chad M. Lindbloom
Independent Director
Director Since: 2017     Age: 56
Mr. Lindbloom was employed by C.H. Robinson Worldwide, Inc. – one of the world’s largest third-party logistics providers – from June 1990 through March 2018 in various roles, including Chief Information Officer, Chief Financial Officer and Controller. Mr. Lindbloom holds BS and MBA degrees from the Carlson School of Management at the University of Minnesota. Mr. Lindbloom was selected to serve as a director on our Board due to his supply chain and logistics expertise, as well as his skills relating to financial statement and accounting matters.

Paul S. Pearlman
Independent Director
Director Since: 2019     Age: 67
Since March 2020, Mr. Pearlman has been a partner in Zeughauser Group, LLC, a nationally prominent law firm management consulting firm. From August 2000 through December 2019, Mr. Pearlman was the Managing Partner of Kramer Levin Naftalis & Frankel LLP, a New York City headquartered international law firm, and Mr. Pearlman will continue to serve as Counsel, Managing Partner Emeritus in the firm until December 31, 2021. Prior thereto, he was a partner in the firm practicing in the areas of private equity and corporate restructuring. Mr. Pearlman is a 1978 cum laude graduate of St. John’s University School of Law and a 1975 graduate of George Washington University. Mr. Pearlman was selected to serve as a director on our Board due to his business and legal experience and acumen as well as his management, financial and leadership skills as the head of a prominent international  law firm.

Lawrence Reinhold
Director
Director Since: 2009     Age: 61
Lawrence Reinhold joined Systemax as its Chief Financial Officer in January 2007 and served as President and CEO from March 2016 through January 2019. In January 2019, Mr. Reinhold entered into a two year consulting agreement with Systemax. Mr. Reinhold was previously the CFO of several publicly traded technology companies and a Partner with PricewaterhouseCoopers. Mr. Reinhold is a Certified Public Accountant. Mr. Reinhold was selected to serve as a director on our Board due to his contributions while working at Systemax and his extensive experience and expertise in business, strategy, finance, accounting, SEC reporting, public company management, mergers and acquisitions and financial systems.

The Board Recommends That You Vote for the Election
of All the Director Nominees (Proposal No. 1)

Corporate Governance

Board of Directors
Our Board currently consists of eight members, three of whom are independent under the rules of the SEC and New York Stock Exchange, or NYSE. Our Board is led by Executive Chairman Mr. Richard Leeds and Vice Chairmen Messrs. Bruce Leeds and Robert Leeds. Our independent directors have designated Mr. Rosenthal to be the Lead Independent Director.
Our Board held ten meetings in fiscal 2020. All of the directors attended at least 75% of the meetings of the Board and the respective committees of the Board on which they were members.
At last year’s annual meeting of stockholders held on June 1, 2020, two directors attended the meeting. We do not have a policy with regards to directors’ attendance at our annual meeting of stockholders.

Board Leadership Structure
We believe that the current mix of employee directors and non-employee independent directors that make up our Board, along with the independent oversight of our Lead Independent Director, benefits Systemax and our stockholders.
Although the Board does not have an express policy on whether or not the roles of CEO and Executive Chairman of the Board should be separate and if they are to be separate, whether the Executive Chairman of the Board should be selected from the non-management directors or be an employee, the Board believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of Systemax and our stockholders at the time of such determination.
Our Board as well as our Board Committees conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for Systemax and our stockholders.
Our Board believes that the most effective Board leadership structure for Systemax at the present time is for the roles of CEO and Executive Chairman of the Board to be separate. Further, the Board believes that our Executive Chairman and two Vice Chairmen should also have management roles, so that our Executive Chairman and Vice Chairmen remain in closer touch with the operations of our business and so that, together with our CEO, they can focus their attention on different aspects of the strategic and operating challenges and opportunities ahead for Systemax.
The Board believes that the independent directors provide effective oversight of management. Moreover, in addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions. Following an executive session of independent directors, the Lead Independent Director acts as a liaison between the independent directors and the Executive Chairman regarding any specific feedback or issues, provides the Executive Chairman with input regarding agenda items for Board and Committee meetings, and coordinates with the Executive Chairman regarding information to be provided to the independent directors in performing their duties.
Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Director Independence
In connection with its annual review of director independence, the Board has determined that each of Messrs. Rosenthal, Lindbloom and Pearlman has no material relationship with Systemax (directly or as a partner, stockholder, or officer of an organization that has a relationship with Systemax) and meets the standards for independence required by the NYSE and SEC rules. The Board has not adopted any other categorical standards of materiality for independence purposes.
The Board made this determination based on
✓ the absence of any of the express disqualifying criteria relating to director independence set forth in Section 303A of the Corporate Governance Rules of the NYSE, and
✓    the criteria for independence required of audit committee directors by Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and
✓    information provided by the directors to Systemax, which did not indicate any relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial) which would impair the independence of any of the non-management directors.
In making its determination, the Board took into consideration that (i) certain Systemax directors and executive officers have each invested funds with or through a private investment firm, of which Mr. Rosenthal is Chairman and CEO (and which firm receives fees in respect of such investments), and may continue to do so in the future and (ii) Mr. Rosenthal is on the board of directors or is a trustee of several entities that are part of the Northwell Health complex of hospitals, clinics and healthcare providers, to which Systemax's Global Industrial business sells product on an arm’s length basis, without Mr. Rosenthal’s involvement, and that Mr. Rosenthal has no financial or other interest in any such transactions. The Board (in each case with Mr. Rosenthal and the investing directors being recused) determined that neither such relationship was material to Mr. Rosenthal and does not affect his independence.
As a “controlled company,” Systemax is exempt from the NYSE requirement that listed companies have a majority of independent directors. A “controlled company” is defined by the NYSE as a company of which more than 50% of the voting power for the election of directors is held by an individual, group or other company. Systemax is a “controlled company” in that more than 50% of the voting stock for the election of directors of Systemax, in the aggregate, is owned by certain members of the Leeds family (including Messrs. Richard, Bruce and Robert Leeds, each of whom is an officer and director of Systemax) and certain Leeds’ family trusts and other entities controlled by them (collectively, the “Leeds Group”). The members of the Leeds Group have entered into a Stockholders Agreement with respect to certain shares they each own. See Transactions with Related Persons / page 22 of this proxy statement.

Lead Independent Director
The independent directors have designated Mr. Rosenthal to serve as our Lead Independent Director.
In addition to presiding at executive sessions of non-management directors, the Lead Independent Director has the responsibility to coordinate the activities of the independent directors, and to perform the following functions:
➢    advise the Executive Chairman of the Board as to an appropriate schedule of Board meetings, seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Systemax’s operations;
➢    provide the Executive Chairman with input as to the preparation of agendas for the Board and committee meetings;
➢    advise the Executive Chairman as to the quality, quantity, and timeliness of the flow of information from our management that is necessary for the independent directors to effectively and responsibly perform their duties, and although our management is responsible for the preparation of materials for the Board, the Lead Independent Director may specifically request the inclusion of certain material;
➢    recommend to the Executive Chairman the retention of consultants who report directly to the Board;
➢    assist the Board and our officers in assuring compliance with and implementation of the corporate governance policies; and be principally responsible for recommending revisions to the corporate governance policies;
➢    coordinate and develop the agenda for, and moderate executive sessions of, the independent directors of the Board, and act as principal liaison between the independent directors and the Executive Chairman on sensitive issues; and
➢    recommend to the Executive Chairman the membership of the various Board committees.

Meetings of Non-Management Directors
The NYSE requires the “non-management directors” or independent directors of a NYSE-listed company to meet at regularly scheduled executive sessions without management and to disclose in their annual proxy statements:
➢     the name of the non-management director who is chosen to preside at all regularly-scheduled executive sessions of the non-management members of the board of directors, and
➢     a method for all interested parties to communicate directly with the presiding director or with the non-management directors as a group (this method is described below under “Communicating with the Board”).
The Board’s non-management or independent directors meet separately in executive sessions, chaired by the Lead Independent Director (currently Mr. Rosenthal), at least quarterly.

Communicating with the Board
Stockholders and other interested parties may communicate with the Board, any committee of the Board, any individual director (including the Lead Independent Director) or the independent directors as a group, by directing communication to:

investinfo@systemax.com

Office of the Corporate Secretary Systemax Inc. 11 Harbor Park Drive Port Washington, NY 11050
Communications from stockholders will be distributed to the entire Board unless addressed to a particular committee, director or group of directors. The Corporate Secretary will not distribute communications that are unrelated to the duties of the Board, such as spam, junk mail, mass mailings, business solicitations and advertisements.

Committees of the Board
The Board has a standing Audit Committee, Nominating/Corporate Governance Committee, and Compensation Committee. In addition, the Board has an Executive Committee empowered to act for the Board in certain circumstances, but the Executive Committee did not exercise its power in 2012. See Executive Committee / page 15 of this proxy statement.

Committee Composition

		Audit Committee	Nominating/Corporate Governance Committee	Compensation Committee
Robert D. Rosenthal	I
Chad M. Lindbloom	I
Paul S. Pearlman	I
	I = Independent Director		= Chairman	= Member

Audit Committee

Number of Meetings Held in Fiscal 2020: Nine
The Audit Committee is appointed by the Board to assist the Board with oversight of:
•the integrity of our financial statements;
•our compliance with legal and regulatory requirements;
•the independence and qualifications of our external auditors; and
•the performance of our internal audit function and external auditors.
It is the Audit Committee’s responsibility to retain or terminate our independent registered public accountants, who audit our financial statements, and to prepare the Audit Committee report that the SEC requires to be included in our annual proxy statement. See Report of the Audit Committee / page 18 of this proxy statement.
As part of its activities, the Audit Committee meets with our auditors at least annually to review the scope and results of the annual audit and quarterly to discuss the review of the quarterly financial results.
In addition, the Audit Committee receives and considers the independent registered public accountants’ comments and recommendations as to internal controls, accounting staff, management performance and auditing procedures.

The Audit Committee is also responsible for establishing procedures for:
➢     the receipt, retention and treatment of complaints received by Systemax regarding accounting, internal accounting controls and auditing matters, and
➢     the confidential, anonymous submission by employees of Systemax of concerns regarding questionable accounting or auditing matters.
In addition, the Audit Committee is responsible for reviewing, and discussing with management and reporting to the Board regularly, our risk assessment and risk management processes, although it is senior management’s responsibility to assess and manage our exposure to risk under the oversight of the Board.
In addition, the Audit Committee works together with the Compensation Committee to ensure that our compensation policies address and promote our risk management goals and objectives. The Audit Committee also discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures.
The Board has determined that Messrs. Rosenthal, Lindbloom and Pearlman are “audit committee financial experts” as defined under SEC regulations.
Systemax does not have a standing policy on the maximum number of audit committees of other publicly owned companies on which the members of the Audit Committee may serve. However, if a member of the Audit Committee simultaneously serves on the audit committee of more than two other publicly-owned companies, the Board must determine whether such simultaneous service would impair the ability of such member to effectively serve on the Audit Committee. Any such determination will be disclosed in our annual proxy statement. Currently no member of the Audit Committee serves on the audit committee of more than two other publicly-owned companies.

Nominating/Corporate Governance Committee

Number of Meetings Held in Fiscal 2020: Seven
The Nominating/Corporate Governance Committee’s responsibilities include, among other things:
➢     identifying individuals qualified to become Board members and recommending to the Board nominees to stand for election at any meeting of stockholders,
➢     identifying and recommending nominees to fill any vacancy, however created, in the Board, and
➢     developing and recommending to the Board a code of business conduct and ethics and a set of corporate governance principles (including director qualification standards, responsibilities and compensation) and periodically reviewing the code and principles.
In nominating candidates to become Board members, the Nominating/Corporate Governance Committee takes into consideration such factors as it deems appropriate, including the experience, skill, integrity and background of the candidates. The Nominating/Corporate Governance Committee may consider candidates proposed by management or stockholders but is not required to do so. The Nominating/Corporate Governance Committee does not have any formal policy with regard to the consideration of any director candidates recommended by stockholders or any minimum qualifications or specific procedure for identifying and evaluating nominees for director as the Board does not believe that such a formalistic approach is necessary or appropriate at this time. In addition, the Nominating/Corporate Governance Committee and the Board may engage an independent search firm to assist in identifying qualified board candidates.
The Nominating/Corporate Governance Committee, in seeking qualified Board members, does not have a policy regarding utilizing diversity, however defined, in its selection process. The Nominating/Corporate Governance Committee looks for individuals who have very high integrity, significant business experience and a deep genuine interest in Systemax. We believe that each of the director nominees bring these qualifications to our Board. Moreover, they provide our Board with a diverse complement of specific business skills, experience and perspectives.

Compensation Committee

Number of Meetings Held in Fiscal 2020: Six
The Compensation Committee’s responsibility is to review and approve corporate goals relevant to the compensation of the CEO and, after an evaluation of the CEO’s performance in light of such goals, to set the compensation of the CEO.
The Compensation Committee also approves:
➢    the annual compensation of the other executive officers of Systemax,
➢     the annual compensation of certain select vice presidents and managers of Systemax's Global Industrial business, and
➢     all individual stock-based incentive grants.
The Compensation Committee is also responsible for reviewing and making periodic recommendations to the Board with respect to the general compensation, benefits and perquisite policies and practices of Systemax including our incentive-based and equity-based compensation plans. The Compensation Committee also prepares an annual report on executive compensation for inclusion in our annual proxy statement. See Compensation Committee Report / page 40 of this proxy statement. The Compensation Committee also reviews and approves the performance and compensation of our Executive Chairman and Vice Chairmen.
In addition, it is the Compensation Committee’s responsibility to consider, and work together with the Audit Committee to ensure our compensation policies address and promote our risk management goals and objectives.

Executive Committee

Number of Meetings Held in Fiscal 2020: None
Among other duties as may be assigned by the Board from time to time, the Executive Committee is:
➢     authorized to oversee our operations,
➢     authorized to supervise our executive officers,
➢ authorized to    review and make recommendations to the Board regarding our strategic direction, and
➢ authorized to    review and make recommendations to the Board regarding possible acquisitions or other significant business transactions.
The Executive Committee is also authorized to manage the affairs of Systemax between meetings of the Board; the Executive Committee has all of the powers of the Board not inconsistent with any provisions of the Delaware General Corporation Law, our Certificate of Incorporation or By-Laws or other resolutions adopted by the Board, but the Executive Committee did not exercise its power in 2020. The current members of the Executive Committee are Messrs. Richard Leeds, Bruce Leeds, Robert Leeds and Robert D. Rosenthal.

Risk Oversight

Board’s Role in Risk Oversight

Our Board as a whole is responsible for overseeing our risk management process. The Board focuses on our general risk management strategy, the most significant risks facing Systemax, and seeks to ensure that appropriate risk mitigation strategies are implemented by management.
Risk management is a recurring Board quarterly agenda item, and is considered part of business and operations planning.
The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and at least quarterly receives information relating to material risk from management and from our Legal & Risk Management and Internal Audit Departments.

Delegation to Board Committees

The Board has delegated to each of its Committees oversight of certain aspects of our risk management process.
Among its duties, the Audit Committee reviews with management (a) processes with respect to risk assessment and management of risks that may be material to Systemax, (b) our system of disclosure controls and system of internal controls over financial reporting, and (c) our compliance with legal and regulatory requirements.
The Compensation Committee is responsible for considering and working together with the Audit Committee regarding the compensation policies for all our employees in the context of how such policies affect and promote our risk management goals and objectives.
The Nominating/Corporate Governance Committee is responsible for working with the Audit and Compensation Committees to develop and recommend to the Board a set of risk management policies and procedures, including our compensation policies for all our employees as they relate to risk management, and to review these policies and procedures annually. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

Day-to-Day Risk Management

Our senior management is responsible for day-to-day risk management.
Our Internal Audit Department serves as the primary monitoring and testing function for company-wide policies and procedures and manages the day-to-day oversight of the risk management strategy for the ongoing business of Systemax. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels. The Internal Auditor reports directly to our Audit Committee quarterly, and works closely with our CEO on matters that may impact our exposure to risk.
We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing Systemax and that our Board leadership structure supports this approach.

Proposal No. 2 – Ratification of Ernst & Young LLP as our Independent Auditor

The Audit Committee of the Board is directly responsible for the appointment, compensation, retention and oversight of our independent auditor and approves the audit engagement letter with Ernst & Young LLP and its audit fees. The Audit Committee has appointed Ernst & Young LLP as our independent auditor for fiscal 2021 and believes that the continued retention of Ernst & Young LLP as our independent auditor is in the best interest of Systemax and our stockholders.
While not required by law, we are asking our stockholders to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2021 at the Annual Meeting as a matter of good corporate governance. If stockholders do not ratify this appointment, the Audit Committee will consider whether it is appropriate to appoint another audit firm. Even if the appointment is ratified, the Audit Committee in its discretion may appoint a different audit firm at any time during the fiscal year if it determines that such a change would be in the best interest of Systemax and our stockholders.
We expect representatives of Ernst & Young LLP to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

Fees Paid to our Independent Auditor

The following table sets forth the fees billed to us by Ernst & Young LLP for services in fiscal 2020 and 2019, all of which were pre-approved by the Audit Committee:

Fee Category	2020 ($)	2019 ($)
Audit fees (1)	1,238,500	1,196,000
Audit-related fees (2)	12,250	0
Tax fees (3)	0	0
All other fees (4)	5,000	2,000
Total	1,255,750	1,198,000
(1)In accordance with the SEC’s definitions and rules, “audit fees” are fees that were billed to Systemax by Ernst & Young LLP for the audit of our annual financial statements, to be included in the Form 10-K, and review of financial statements included in the Form 10-Qs; for the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; for the attestation of management’s report on the effectiveness of internal control over financial reporting; and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.
(2)“Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and internal control over financial reporting, including services in connection with assisting Systemax in our compliance with our obligations under Section 404 of the Sarbanes-Oxley Act and related regulations.
(3)Ernst & Young LLP did not provide any professional services for tax compliance, planning or advice in 2020 and 2019.
(4)Consists of fees billed for other professional services rendered to Systemax.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for approving every engagement of Systemax’s independent auditor to perform audit or non-audit services on behalf of Systemax or any of its subsidiaries before such auditors can be engaged to provide those services. The Audit Committee does not delegate its pre-approval authority. The Audit Committee is not permitted to engage the independent auditor to perform any non-audit services proscribed by law or regulation. The Audit Committee has reviewed the services provided to Systemax by Ernst & Young LLP and believes that the non-audit/review services it has provided are compatible with maintaining the auditor’s independence.
The Board recommends that you vote for the proposal to ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal year 2021
(Proposal No. 2)

Report of the Audit Committee

The Audit Committee of the Board operates under its Charter, which was originally adopted by the Board in 2000, is reviewed annually, and was most recently revised in March 2017. As set forth in its Charter, the Audit Committee’s job is one of oversight. Management is responsible for Systemax’s financial statements, internal accounting and financial controls, the financial reporting process, the internal audit function and compliance with our policies and legal requirements. Our independent auditors are responsible for performing independent audits of our consolidated financial statements and the effectiveness of our internal controls in accordance with standards of the Public Company Accounting Oversight Board (United States) and for issuance of reports thereon; they also perform limited reviews of our unaudited quarterly financial statements.

The Audit Committee’s responsibility is to engage the independent registered public accountants, monitor and oversee these accounting, financial and audit processes and report its findings to the full Board. It also investigates matters related to our financial statements and controls as it deems appropriate. In the performance of these oversight functions, the members of the Audit Committee rely upon the information, opinions, reports and statements presented to them by Systemax management and by the independent registered public accountants, as well as by other experts that the Audit Committee hires.
The Audit Committee met with our independent auditors to review and discuss the overall scope and plans for the audit of our consolidated financial statements for the year ended December 31, 2020. The Audit Committee has considered and discussed with management and the independent auditors (both alone and with management present) the audited financial statements as well as the independent auditors’ evaluation of our internal controls and the overall quality of our financial reporting.
Management represented to the Audit Committee that our consolidated financial statements for fiscal 2020 were prepared in accordance with U.S. generally accepted accounting principles. In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the December 31, 2020 audited consolidated financial statements. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. The Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by Rule 3526 of the Public Company Accounting Oversight Board (Communications with Audit Committees Concerning Independence), and the Audit Committee discussed with Ernst & Young LLP the firm’s independence.
Based on the review of the representations of management, the discussions with management and the independent registered public accountants and the review of the Report of Ernst & Young LLP, Independent Registered Public Accounting Firm, to the Committee, the Audit Committee recommended to the Board that the financial statements of Systemax for fiscal 2020 as audited by Ernst & Young LLP be included in Systemax’s Annual Report on Form 10-K filed with the SEC.
Submitted by the Audit Committee of the Board,
Chad M. Lindbloom (Chairman)
Robert D. Rosenthal
Paul S. Pearlman

Security Ownership Information

The following table provides certain information regarding the beneficial ownership of Systemax common stock as of April 13, 2021, by:
•our directors;
•our executive officers named in the Summary Compensation Table / page 41 of this proxy statement;
•all current executive officers and directors as a group; and
•each person known by us to own beneficially more than 5% of our outstanding common stock

A person has beneficial ownership of shares if the person has voting or investment power over the shares or the right to acquire such power in 60 days. Investment power means the power to direct the sale or other disposition of the shares. Except as otherwise described in the notes below, information on the number of shares beneficially owned is as of April 13, 2021, and the listed beneficial owners have sole voting and investment power. A total of 37,719,099 shares of our common stock were outstanding as of April 13, 2021.
The address for each beneficial owner, unless otherwise noted is c/o Systemax Inc., 11 Harbor Park Drive, Port Washington, NY 11050.

Security Ownership of Certain Beneficial Owners and Management

Name of Beneficial Owner	Shares of Common Stock (a)	Restricted Stock Units vesting within 60 days (1)	Stock Options currently exercisable or becoming exercisable within 60 days (1)	Percent of Common Stock
Richard Leeds (2)	14,269,922	-	-	38%
Bruce Leeds (3)	13,529,196	-	-	36%
Robert Leeds (4)	13,070,886	-	-	35%
Barry Litwin	16,810	-	20,000	*
Robert D. Rosenthal	70,660	1,839	10,000	*
Chad M. Lindbloom	680	1,839	-	*
Paul S. Pearlman	-	1,839	-	*
Lawrence Reinhold	27,849 (5)	1,839	-	*
Thomas Clark	23,169	-	42,436	*
Ritesh Chaturbedi	8,831		5,576
Eric Lerner	19,940	-	35,850	*
Robert Dooley (6)	86,198	-	42,109	*
All of our current directors and executive officers (16 persons)	25,100,345	7,356	192,731	67%
(a)     Amounts listed in this column may include shares held in partnerships or trusts that are counted in more than one individual’s total.
*     less than 1%
(1)In computing the percentage of shares owned by each person and by the group, these restricted stock units and stock options, as applicable, were added to the total number of outstanding shares of common stock for the percentage calculation.
(2)Includes 167,221 shares owned by Mr. Richard Leeds directly, 2,082,687 shares owned by the Richard Leeds 2020 GRAT #2, 842,779 shares owned by the Richard Leeds 2020 GRAT, 685,642 shares owned by the Richard Leeds 2019 GRAT and 62,398 shares owned by the Richard Leeds 2020 Family Trust. Also, includes 1,838,583 shares owned by a limited partnership of which Mr. Richard Leeds is a general partner, 100 shares owned by the general partner of the aforementioned limited partnership, 235,850 shares owned by a limited partnership of which a limited liability company controlled by Mr. Richard Leeds is the general partner, 50,000 shares owned by trusts for the benefit of his children for which Mr. Richard Leeds acts as trustee, 7,774,862 shares owned by trusts for the benefit of his brothers’ children for which Mr. Richard Leeds acts as co-trustee, 519,800 shares owned by a limited partnership in which Mr. Richard Leeds has an indirect pecuniary interest, and 10,000 shares owned by trusts for the benefits of other family members for which Mr. Richard Leeds acts as co-trustee.
(3)Includes 127,901 shares owned by Mr. Bruce Leeds, 1,834,671 shares owned by Bruce Leeds 2020 GRAT # 2, 882,099 shares owned by Bruce Leeds 2020 GRAT, 690,133 shares owned by Bruce Leeds 2019 GRAT, and 54,490 shares owned by Bruce Leeds 2020 Family Trust. Also, includes 1,838,583 shares owned by a limited partnership of which Mr. Bruce Leeds is a general partner, 100 shares owned by the general partner of the aforementioned limited partnership, 50,000 shares owned by trusts for the benefit of his children for which Mr. Bruce Leeds acts as trustee, 7,521,419 shares owned by trusts for the benefit of his brothers’ children for which Mr. Bruce Leeds acts as co-trustee, 519,800 shares owned by a limited partnership in which Mr. Bruce Leeds has an indirect pecuniary interest, and 10,000 shares owned by trusts for the benefits of other family members for which Mr. Bruce Leeds acts as co-trustee.
(4)Includes 10,000 shares owned by Mr. Robert Leeds, 1,185,328, shares owned by the Robert Leeds 2020 GRAT # 2, 842,779 shares owned by the Robert Leeds 2020 GRAT, 1,027,063 shares owned by the Robert Leeds 2019 GRAT, 35,855 shares owned by the Robert Leeds 2020 Family Trust and 264,115 shares owned by the Robert Leeds Declaration of Trust. Also, includes 1,838,583 shares owned by a limited partnership of which Mr. Robert Leeds is a general partner, 100 shares owned by the general partner of the aforementioned limited partnership, 50,000 shares owned by trusts for the benefit of his children for which Mr. Robert Leeds acts as trustee, 7,297,263 shares owned by trusts for the benefit of his brothers’ children for which Mr. Robert Leeds acts as co-trustee and 519,800 shares owned by a limited partnership in which Mr. Robert Leeds has an indirect pecuniary interest.
(5)Includes 1,000 shares held by Mr. Reinhold's spouse, of which Mr. Reinhold disclaims beneficial ownership.
(6)Mr. Dooley retired from Systemax effective April 3, 2021. Security ownership information is provided for Mr. Dooley as he is included in the Summary Compensation Table / page 41 of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance
Based solely upon a review of Forms 3, 4 and 5 furnished to us and written representations from our officers and directors, we believe that all of our officers and directors and all beneficial owners of 10% or more of any class of our registered equity securities timely filed all reports required under Section 16(a) of the Exchange Act during fiscal 2020.

Equity Compensation Plans

Information for our equity compensation plans in effect as of the end of fiscal 2020 is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (1) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by stockholders	661,024	$19.78	7,489,756
Equity compensation plans not approved by stockholders	-	-	-
Total	661,024	$19.78	7,489,756
(1)The weighted-average exercise price does not take into account the shares issuable upon outstanding restricted stock units vesting, which have no exercise price.

Certain Relationships and Related Transactions

Related Person Transaction Policy
Our written corporate approval policy requires transactions with related persons, to be reviewed and approved or ratified by the following persons on an escalating basis:
✓ our General Counsel,
✓ our CFO,
✓ our CEO, and
✓ our Nominating/Corporate Governance Committee.
In this regard, all such transactions are first discussed with the CFO and are submitted to the General Counsel’s office, including for an initial determination of whether such further related person transaction review is required.
We utilize the definition of related persons under applicable SEC rules, defined as any executive officer, director or nominee for director of Systemax, any beneficial owner of more than 5% of the outstanding shares of our common stock, or any immediate family member of any such person.
In reviewing these transactions, we strive to assure that the terms of any agreement between Systemax and a related party is at arm’s length, fair and at least as beneficial to Systemax as could be obtained from third parties.
The Nominating/Corporate Governance Committee, in its discretion, may consult with third party appraisers, valuation advisors or brokers to make such determination.

Transactions With Related Persons
Lease. On December 14, 2016, Global Equipment Company Inc., a wholly owned indirect subsidiary of Systemax entered into an amended and restated lease (the “Lease”) for its Port Washington, NY headquarters (the “Headquarters”). Systemax has leased the Headquarters since September 1988 from an entity owned by Messrs. Richard, Bruce and Robert Leeds, directors and officers of, and together with their respective affiliated entities majority stockholders of, Systemax (the “Landlord”). The Lease has an initial term of ten years, with two option periods to extend the lease for additional periods of five years under each option and provides that it is intended to be a “triple net” lease with Global Equipment Company Inc. to pay, or reimburse Landlord for paying, all costs and operating expenses, including taxes, insurance and maintenance expenses, associated with the Lease and the Headquarters. The Lease was reviewed and approved in accordance with the corporate approval policy noted above for related party transactions. Lease payments totaled $998,700 for fiscal 2020.

Stockholders Agreement. Certain members of the Leeds family (including Messrs. Richard, Bruce and Robert Leeds) and family trusts of Messrs. Richard, Bruce and Robert Leeds entered into a stockholders agreement pursuant to which the parties agreed to vote in favor of the nominees for the Board designated by the holders of a majority of the shares held by such stockholders at the time of our initial public offering of the shares. In addition, the agreement prohibits the sale of the shares without the consent of the holders of a majority of the shares held by all parties to the agreement, subject to certain exceptions, including sales pursuant to an effective registration statement and sales made in accordance with Rule 144. The agreement also grants certain drag-along rights in the event of the sale of all or a portion of the shares held by holders of a majority of the shares. As of the end of fiscal 2020, the parties bound to the stockholders agreement beneficially owned 25,221,028 shares subject to such agreement (constituting approximately 67.2% of the shares outstanding).

Pursuant to the stockholders agreement, Systemax granted to the parties demand and incidental, or “piggy-back,” registration rights with respect to the shares. The demand registration rights generally provide that the holders of a majority of the shares may require, subject to certain restrictions regarding timing and number of shares that Systemax register under the Securities Act all or part of the shares held by such stockholders. Pursuant to the incidental registration rights, Systemax is required to notify such stockholders of any proposed registration of any shares under the Securities Act and if requested by any such stockholder to include in such registration any number of shares of shares held by it subject to certain restrictions. Systemax has agreed to pay all expenses and indemnify any selling stockholders against certain liabilities, including under the Securities Act, in connection with the registration of shares pursuant to such agreement.

Vendor Agreement. In April 2020, due to the severely constrained supply of certain PPE product in the market due to COVID-19, Global Industrial Distribution Inc. ("GID"), an indirect wholly owned subsidiary of Systemax, entered into its standard form of vendor agreements with SoFi Paper Products LLC (“SoFi”) for the purchase of hand sanitizer, and in July 2020 with SoFi’s affiliate Jokki Labs LLC ("Jokki"). SoFi and Jokki are each solely owned by Brandon and Jordan Leeds, the sons of Executive Chairman Mr. Richard Leeds, and nephews of Vice Chairmen Messrs. Bruce and Robert Leeds. The vendor agreements were negotiated on an arms-length basis on GID’s standard terms, and within market pricing for such products at that time the agreements were entered into. The parameters required for the entering into of these arrangements were reviewed and approved in advance by the Nominating/Corporate Governance Committee in accordance with Systemax's corporate approval policy and related party transaction policy. Total payments under the vendor agreements totaled $3,027,767.88 for fiscal 2020.

Retirement Agreement and Consulting Agreement. As previously disclosed on February 22, 2021, Systemax and Mr. Dooley entered into a retirement agreement (the “Retirement Agreement”) under which he retired as the President, Industrial Products Group effective as of April 3, 2021 (the "Retirement Date". At that time Mr. Dooley entered into a four year consulting agreement with Systemax (the "Consulting Agreement") under which he receives $285,000 per year and the option awards and performance restricted stock awards previously granted to Mr. Dooley will continue to vest, terminate or remain exercisable in accordance with their terms during the ongoing consultancy period.

Executive Officers
There are no arrangements or understandings between any officer and any other person pursuant to which such person was selected as an officer.
Messrs. Richard Leeds, Bruce Leeds, Robert Leeds and Barry Litwin biographical information is on page 6 of this proxy statement.

Thomas Clark
Senior Vice President and Chief Financial Officer
Age: 39
Thomas Clark was appointed Vice President and CFO of Systemax in October 2016. Mr. Clark originally joined Systemax in 2007. Prior to being appointed Vice President and CFO, Mr. Clark, served in a number of senior financial positions at Systemax, most recently as Controller of the Industrial Products Group. Previously he held the positions of Director of Finance, and Manager of Financial Planning & Analysis at Systemax.

Ritesh Chaturbedi
Senior Vice President and Chief Operations Officer
Age: 43
Ritesh Chaturbedi joined Systemax in April 2019 as Senior Vice President and Chief Operations Officer. Prior to joining Systemax, Mr. Chaturbedi worked in various senior leadership roles with broad responsibility for operations, procurement, customer service, technology and other key functions. He has led critical growth operations across multiple industry environments and his recent experience includes: Ditech Holding Corporation, Amazon.com, Sears and Fareportal.

Donna Fielding
Senior Vice President and Chief Human Resources Officer
Age: 50
Donna Fielding joined Systemax in 2018 as Senior Vice President and Chief Human Resources Officer. Prior to joining Systemax, Donna worked in various human resource leadership roles in Fortune 500 organizations, including ADP, Credit Suisse, Pfizer and JPMorgan Chase. Ms. Fielding has broad experience in traditional human resources as well as cultural transformation, differentiated and specialized talent models, and integrated human capital solutions.

Claudia Hughes
Senior Vice President and Chief Sales Officer
Age: 53
Claudia Hughes joined Systemax in 2021 as Senior Vice President and Chief Sales Officer. She was previously Senior Vice President, US Field Sales for Office Depot, where she held positions of increasing responsibility during her 27-year tenure. Ms. Hughes possesses exceptional business skills across B2B Sales, Sales Leadership and Sales Operations, with data driven results.

Eric Lerner
Senior Vice President and General Counsel
Age: 63
Eric Lerner was appointed Senior Vice President and General Counsel in May 2012. He was previously a senior corporate partner at Kramer Levin Naftalis & Frankel, a corporate partner, Co-Chair of the National Corporate Department and member of the Board of Directors of Katten Muchin Zavis Rosenman, and a corporate partner and Chair of the Corporate Department of Rosenman & Colin.

Manoj Shetty
Senior Vice President and Chief Information Officer
Age: 60
Manoj Shetty was appointed Senior Vice President and Chief Information Officer of Systemax in August 2014. Mr. Shetty originally joined Systemax in 2000 and has served in several Information Technology roles since that time. Prior to joining Systemax, Mr. Shetty was employed at Mercator (ultimately acquired by IBM) and in the manufacturing sector.

Klaus Werner
Senior Vice President and Chief Marketing Officer
Age: 53
Klaus Werner joined Systemax in February 2020 as Senior Vice President and Chief Marketing Officer. Prior to joining Systemax, Mr. Werner worked in various senior executive roles in marketing, e-commerce, technology, data and enterprise analytics. During his career he has held leadership positions with HD Supply, Alex Lee, Rosetta, Lowe’s and Bellsouth.

Thomas Axmacher
Vice President and Controller
Age: 62
Thomas Axmacher was appointed Vice President and Controller of Systemax in September 2006. He was previously Chief Financial Officer of Curative Health Services, Inc., a publicly traded health care company, and Vice President and Controller of Tempo Instrument Group, an electronics manufacturer.

Compensation Discussion and Analysis

Executive Summary
In this section, we discuss the objectives of our compensation programs and policies, and the reasons why we pay each material element of our executives’ compensation. Following this discussion, you will find a series of tables containing more specific details about the compensation of our Named Executive Officers, (referred to as “NEOs”), listed below. The following discussion relates to the NEOs and their titles as of the end of 2020.

Our NEOs* in 2020 were as follows:

Name	Title
Richard Leeds	Executive Chairman
Bruce Leeds	Vice Chairman
Robert Leeds	Vice Chairman
Barry Litwin	Chief Executive Officer
Thomas Clark	Senior Vice President & Chief Financial Officer
Ritesh Chaturbedi	Senior Vice President & Chief Operations Officer
Eric Lerner	Senior Vice President & General Counsel
Robert Dooley	Former President, Industrial Products Group

* We define our NEOs for 2020 as each person who served as chief executive officer or chief financial officer at any time during 2020, and the three other most highly compensated persons serving as executive officers at year end, and three additional executive officers. Mr. Dooley retired from Systemax effective April 3, 2021. Compensation information for Mr. Dooley has been included, as he was a NEO as of December 31, 2020.

Central Objectives and Philosophy of Our Executive Compensation Programs
The Compensation Committee designs competitive compensation packages having the proper amount and mix of short term, annual and long-term incentive programs to serve several important objectives:

•attracting and retaining individuals of superior ability and managerial talent;

•rewarding outstanding individual and team contributions to the achievement of our short and long-term financial and business objectives, including our “ACE” programs (Accelerating the Customer Experience);

•promoting integrity and good corporate governance;

•motivating our executive officers to manage for sustained growth and financial performance, and enhanced stockholder value, for the long-term benefit of our stockholders, customers and employees; and

•mitigating risk and reducing risk taking behavior that might negatively affect financial results, without diminishing the incentive nature of the compensation (as described below).

Risk Management
We believe our programs encourage and reward prudent business judgment and appropriate risk-taking over the long-term. We believe the following factors are effective in mitigating risk relating to our compensation programs including the risk that an executive will take action that is detrimental to our long-term interests in order to increase the executive’s short-term performance-based compensation:

•Governance and Management Processes. Our Board is responsible for overseeing, and together with our Audit Committee, monitors the risk management processes associated with our operations, and together with our Audit Committee focuses on the most significant risks facing Systemax, and seeks to ensure that appropriate general and specific risk mitigation considerations are implemented by management and considered in our business and operations planning. Our Compensation Committee is responsible for considering risk mitigation issues and for including strategies to mitigate risk in our compensation programs.
•Regular Oversight. Risk management is regularly overseen by the Board and Audit Committee on a quarterly basis, covering particular risk management matters in connection with general oversight and approval of corporate matters, and through discussions relating to material risks affecting Systemax presented by management and by our Finance, Legal, Risk Management/Insurance and Internal Audit departments. The Compensation Committee members also receive these presentations and take risk mitigation into account in designing our compensation programs.
•Multiple Performance Factors. We use multiple performance factors that encourage executives to focus on the overall health of the business rather than a single financial measure.
•Award Cap. Our annual NEO Non-Equity Incentive Plans (“NEO Plans”) cap the maximum award payable to any individual.
•Clawback Provision. Our NEO Plans provide Systemax the ability to recapture cash awards from our executive officers:
◦to the extent a NEO Plan payment resulted from reported financial results that upon restatement of such results (other than as a result of changes in accounting principles) would not have generated the payment or would have generated a lower payment; or

◦if misconduct by the executive officer contributed to Systemax having to restate all or a portion of our financial statements; or

◦if the Board determines that the executive engaged in serious ethical misconduct.

•Long-Term Equity Compensation. From time to time in the past, our executives and a limited number of key business unit leaders and managers received stock options and/or restricted stock units in varying amounts, in the discretion of the Compensation Committee. In 2020 we made significant changes to our equity compensation philosophy and practices, as discussed below, and we have followed a more metrics driven and goal-oriented benchmarked approach to providing annual grants of equity compensation. All awards are subject to years long vesting periods, deferred distribution in the case of restricted stock unit awards granted in 2020 and thereafter, and since 2019 include performance criteria in the vesting formula. We believe the long-term vesting period for stock options and restricted stock unit grants causes our executives to focus on long-term achievements and on building stockholder value. We anticipate continuing to make such use of equity awards as an important component of our compensation programs in the future.

Elements of Our Executive Compensation Programs
To promote the objectives described above, our executive compensation programs consist of the following principal elements:

•    Base salary;

•    Non-Equity Incentive Compensation;

•    Special Bonus (in special circumstances);

•    Equity–Based Incentives; and

•    Benefits, Perquisites and Other Compensation

In 2020, the Compensation Committee developed general guidelines, policies and formulas for allocating compensation among current and long-term compensation, mix of equity and non-equity compensation and fixed and variable cash compensation. The Compensation Committee from time to time adjusts different elements of compensation based upon its evaluation of our key business objectives and related compensation goals set forth above. We do not have a formal policy regarding internal pay equity. In addition, we provide our stockholders, pursuant to SEC regulation, with a non-binding “say on pay” advisory vote on our executive compensation every three years. While the Compensation Committee considers the results of the stockholder “say on pay” vote, the voting results are only one among many factors considered by the Compensation Committee in evaluating our compensation principles. design and practices.

Base Salary. Historically, base salary levels were primarily determined based on individual and Systemax performance as well as an objective assessment of the average prevailing salary levels for comparable companies in our geographic regions (based on industry, revenues, number of employees, and similar factors), derived from widely available published reports. Such reports do not identify the component companies. Beginning for 2020, the Compensation Committee, assisted by the Compensation Committee’s compensation consultant, adopted a more objective salary determination process primarily based on benchmarking our executive’s salaries against the salary levels of similar executives via an extensive library of compensation surveys as well as against comparable companies, principally based on industry, revenues, and number of employees. This peer set was further supplemented by companies in our geographic regions as well as other public company competitors that may not have otherwise been included. See discussion below of "Compensation Consultant” and “Peer Companies”.

Non-Equity Incentive Compensation. Incentive cash compensation of our NEOs under the 2018 and 2019 NEO Plans (which operated under our 2010 LTIP) and under the 2020 NEO Plan (which operates under our 2020 LTIP) is based primarily upon an evaluation of Systemax performance as it relates to three general business areas:

•Operational and Financial Performance, such as net sales, operating income, consolidated net income, earnings before interest and taxes (“EBIT”), gross margin, operating margin, earnings per share, working capital, return on invested capital, stockholder equity and peer group comparisons);

•Strategic Accomplishments, such as growth in the business (top line sales and margins), expansion of product lines and introduction of new product categories, implementation of systems enhancements, new processes and technology improvements, efficiency and productivity initiatives in our distribution center network, marketing, advertising and sales initiatives, customer satisfaction and service enhancements, cost management, and growth in the value of our assets, including through strategic acquisition transactions; and

•Corporate Governance and Oversight, encompassing legal and regulatory compliance and adherence to Systemax policies including the timely filing of periodic reports with the SEC, compliance with the Sarbanes-Oxley Act, maintaining robust internal controls, OSHA compliance, environmental, employment and health/safety laws and regulations compliance (including in connection with pandemic preparation and mitigation) and enforcement of our corporate ethics policy.

The non-financial Strategic Accomplishments and Corporate Governance and Oversight goals are subjectively approved by the Compensation Committee annually, based on Systemax’s changing needs from time to time, and are intended to encourage cross functional efforts by our management team to support projects that benefit Systemax. Detailed discussion of these goals can be found below in the discussion of the 2020 NEO Plan.

Our performance goals may be expressed (i) with respect to Systemax as a whole or with respect to one or more divisions or business units, (ii) on a pre-tax or after-tax basis, and (iii) on an absolute and/or relative basis. The performance goals may (i) employ comparisons with past performance of Systemax (including one or more divisions) and/or (ii) employ comparisons with the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders’ equity and shares outstanding.

To the extent applicable, the measures used in performance goals set under the 2010 LTIP and in the 2020 LTIP are determined in a manner consistent with the methods used in our SEC reporting on Forms 10-K and 10-Q, except that adjustments will be made for certain items, including special, unusual or non-recurring items, acquisitions and dispositions and changes in accounting principles.

Pursuant to SEC rules, and except for disclosure of our actual performance relative to any actually achieved 2020 and future financial targets, Systemax is not disclosing the specific performance targets and actual performance measures for the financial goals used in our NEO Plans because they represent confidential financial information that Systemax does not disclose to the public, and Systemax believes that disclosure of this information would cause us competitive harm. In addition, we do not disclose the specific subjective non-financial goals, since they may directly relate to strategic initiatives, plans and tactics being undertaken by our business and may indicate where we intend to devote our resources. We believe that our competitors having detailed knowledge of where we are devoting our strategic resources and management emphasis could give our competitors an advantage and be harmful to our competitive position.

Financial targets are set such that only exceptional performance will result in payouts above the target incentive and poor performance will result in diminished or no incentive payment. We set the financial target performance goals at a level for which there is a reasonably challenged chance of achievement based upon the range of assumptions used to build our annual budget and forecasted performance. We did not perform specific analysis on the probability of the achievement of the financial target performance goals, given that the market is difficult to predict. Rather, we relied upon our experience in setting the goals guided by our objective of setting a reasonably attainable and motivationally meaningful goal. We set the non-financial goals (which are established by the Compensation Committee and measured by the management of Systemax and the assessment is approved by the Compensation Committee in four incremental levels of achievement, as discussed below) to reflect a reasonable degree of difficulty to achieve substantial performance.

Special Bonuses. From time to time, the Compensation Committee may make special awards to our executives, in order to reward special achievement in the year that was not covered by the NEO Plan for that year. These awards may take the form of cash bonuses or equity awards and were granted pursuant to the 2010 LTIP and predecessor plans, and 2021 grants would be awarded under the 2020 LTIP.

Equity-Based Incentives. Equity based compensation provides an incentive for executives to manage Systemax with a view to achieving results which would increase our stock price over the long-term and, therefore, the return to our stockholders. Historically equity grants included only time based vesting conditions, but in 2019, 2020 and 2021 certain executives and other members of management received equity grants that included both time based and performance based vesting conditions.

Outstanding equity-based incentives consist of:

•non-qualified stock options granted at 100% of the stock’s fair market value on the grant date (based on the NYSE closing price of our common stock on that date), subject to repricing as occurred in 2019; and

•restricted stock units granted subject to vesting conditions including both time and / or performance criteria (and beginning in 2020 subject to deferred delivery of vested restricted stock unit awards) constitute the long-term incentive portion of our executive compensation package.

The Compensation Committee is cognizant of the timing of the grant of stock based compensation in relation to the publication of Systemax earnings releases and other public announcements.

Benefits, Perquisites and Other Compensation. Systemax provides various employee benefit programs to our employees, including NEOs such as:

•medical, dental, life and disability insurance benefits;

•our 401(k) plan, which includes Systemax contributions;

•automobile allowances and related reimbursements to all NEOs and certain other Systemax managers which are not provided to all employees; and

•severance payments, and/or change of control payments pursuant to negotiated employment agreements they have with Systemax (described below).

Systemax does not provide any pension benefits or deferred compensation under any defined contribution or other plan on a basis that is not tax-qualified.

Tax Deductibility Considerations. Section 162(m) of the Internal Revenue Code (the “Code”) limits to $1,000,000 the U.S. federal income tax deductibility of compensation paid in one year to a company's executive officers. While the Code limits the deductibility of compensation paid to our named executive officers, our Compensation Committee will-consistent with its past practice-continue to retain flexibility to design compensation programs that are in the best long-term interests of Systemax and our stockholders, with deductibility of compensation being one of a variety of considerations taken into account.

Role of the Compensation Committee and CEO in Compensation Decisions
The Compensation Committee’s role and responsibility covers several distinct aspects of setting compensation:

•review and approve the compensation of the Executive Chairman, Vice Chairmen and CEO;

•approve, upon the recommendation of the CEO (following consultation with the Executive Chairman and Vice Chairmen), (a) the annual total compensation of the other executive officers of Systemax, including non-equity incentive and bonus compensation, (b) the annual compensation of certain subsidiary managers, and (c) all individual equity incentive grants; and

•together with the CEO, review and make periodic recommendations to the Board with respect to our general compensation, benefits and perquisite policies and practices (including with respect to risk management), including our stock-incentive based compensation plan.

Engagement of Compensation Consultant

The Compensation Committee is empowered to retain third party compensation consultants to provide assistance with respect to compensation strategies, market practices, market research data and our compensation goals. The Compensation Committee did not retain any such consultant in 2018. In March 2019, in coordination with and at the recommendation of Systemax’s Chief Human Resources Officer, and with the approval of the Board, the Compensation Committee directly retained a compensation consultant (EA Compensation Resources d/b/a Compensation Resources, the “Compensation Consultant") to advise on and provide data as it relates to corporate executive and senior management compensation for 2020, and the Board consulted with the Compensation Consultant regarding compensation for non-employee directors and through a separate engagement approved by the Board, the Chief Human Resources Officer and other members of executive management directly engaged a different team within the Compensation Consultant to advise on compensation strategy for a broader employee population as well as to review and advise upon the structure of our sales commission and compensation plans. In 2020, upon the recommendation of the Chief Human Resources Officer, Systemax entered into a monthly retainer agreement with EA Compensation Resources to provide position slotting and benchmarking for new roles and provide guidance on overall compensation strategy.

In consultation with the Compensation Consultant, the Compensation Committee and management focused on the following factors in redesigning our equity compensation philosophy and practices:

•determining the market competitiveness and structure of Systemax’s executive salaries, as well as of other salaried positions;

•evaluating the appropriate mix of fixed and variable cash compensation;

•evaluating the mix of equity and non-equity compensation;

•developing a long-term equity incentive plan design and implementation strategy to align with the key strategies of Systemax to attract, retain, and reward management for performance as well as to further align management with our stockholders; and

•creating a stronger link between incentive compensation and performance, for both equity and non-equity incentive compensation.

In performing its work in 2019 the Compensation Committee made use of surveys and analyses prepared by the Compensation Consultant to benchmark Systemax’s compensation arrangements against those of peer group companies based on revenue, industry segment and geographic location (“core peers”). An additional set of peers were identified from a "controlled company" and comparable talent pool perspective ("non-core peers"), in order to gain best practice information from companies against whom we compete for talent. We did not use the non-core peers as salary benchmark data. The Compensation Committee further analyzed compensation based on our position descriptions and not historical compensation levels.

The peer group companies used by the Compensation Committee in its 2019 benchmarking analysis were as follows:

Peer Group Companies	2019 Revenue
1-800-Flowers.com, Inc.	$1,248,623,000
Amazon.com Inc.	$280,522,000,000
Bluelinx Holdings Inc.*	$2,637,268,000
DXP Enterprises, Inc.*	$1,300,000,000
Foundation Building Materials Inc.	$2,200,000,000
GMS Inc.*	$3,116,032,000
H&E Equipment Services Inc.*	$1,300,000,000
HD Supply Holdings Inc.	$6,146,000,000
Henry Schein Inc.	$9,985,803,000
Honeywell International Inc.	$36,709,000,000
Huttig Building Products Inc.*	$812,000,000
Kaman Corp.*	$761,608,000
Lifetime Brands Inc.	$734,900,000
Lowe's Companies Inc.	$72,148,000,000
MSC Industrial Direct Co Inc.	$3,363,800,000
Office Depot, Inc.	$10,600,000,000
Pool Corp.*	$3,199,517,000
Siteone Landscape Supply Inc.*	$2,360,000,000
The Hain Celestial Group Inc.	$2,302,468,000
The TJX Companies, Inc.	$41,700,000,000
Tyson Foods, Inc.	$42,405,000,000
W.W. Grainger Inc.	$11,500,000,000
Walmart Inc.	$524,000,000,000
Watsco, Inc.	$4,770,362,000
             * core peers

The decisions made by the Compensation Committee following its work in respect of our NEOs are described below under 2020 NEO Plan.

2010 and 2020 Long-Term Incentive Plan
Basic Features and Types of Awards

In 2010, the Board of Directors and our stockholders approved the 2010 Long-Term Incentive Plan (the “2010 LTIP”) in order to promote the interests of Systemax and our stockholders. The 2010 LTIP expired on April 23, 2020 and accordingly, it could not be used for future awards after that date. The grants made in 2020 and the prior years described below were made under the 2010 LTIP before it expired and were the last grants to be made under the 2010 LTIP.

In March 2020 our Board adopted the Systemax Inc. 2020 Omnibus Long-Term Incentive Plan (the “2020 LTIP”), which was approved by our stockholders in June 2020. Both the 2010 LTIP and the 2020 LTIP provide substantially the same terms and conditions for the awarding of all forms of cash, equity and non-equity executive compensation, the details of which are addressed in the annual NEO Plans, as described in this proxy statement.

Both the 2010 LTIP and the 2020 LTIP are intended to help us (i) attract and retain exceptional directors, including non-employee directors, executive personnel and other key employees, including consultants and advisors to Systemax and its affiliates; (ii) motivate such award recipients by means of performance-related incentives to achieve longer-range performance goals; and (iii) enable such recipients to participate in the long-term growth and financial success of Systemax.

Due to the timing, the salaries, non-equity compensation and equity grants paid or made in 2020 (including in respect of 2019 performance) prior to March 2020 were originally awarded under the 2010 LTIP, and the salaries, non-equity compensation and equity grants paid or made after March 2020 or in 2021 (including in respect of 2020 performance) were awarded under the 2020 LTIP.

The following is a summary of the principal provisions of the 2010 LTIP and of the 2020 LTIP (the “LTIP Plans”).

The LTIP Plans set the basic parameters of our compensation policies and approach to executive compensation, and the annual NEO Plans adopted by the Compensation Committee under the 2010 LTIP implement that approach by linking compensation to achievement of Systemax’s goals as the needs of our business change over time. We believe having consistent compensation policies that permit our compensation programs to adjust to address constantly evolving market conditions allows us to readily address the business challenges we face and motivate our employees to overcome them.

As explained below, certain basic features of the 2018, 2019 and 2020 NEO Plans historically are the same from year to year/; however, in 2017 we implemented a compensation program that measured quarterly achievement and provided for quarterly non-equity incentive compensation Awards for certain NEOs. While Systemax believed this quarterly program had a beneficial effect in motivating our employees to achieve our and their 2018 and 2019 goals, beginning in 2020 we replaced the quarterly feature with an annual measurement approach to better align our NEOs with Systemax’s annual and multi-year initiatives and longer term interests.

The LTIP Plans provide for the granting of various equity or cash based awards (“Award”), subject to certain limits including a maximum of 1,500,000 shares (or $10,000,000 in the case of cash performance awards) per individual per year. An aggregate of 7,500,000 shares of common stock were authorized for stock based Awards, of which as of April 6, 2020 Awards 5,676,016 shares remained available for future issuance. The 2010 LTIP expired in April 2020 without issuing additional awards.

Future awards under the 2020 LTIP may be:

•incentive stock options;

•non-qualified stock options;

•stock appreciation rights;

•restricted stock;

•restricted stock units;

•cash performance awards (which may take the form of non-equity incentive compensation under the NEO Plans or may be in the form of special cash “bonuses”); or

•other stock-based awards.

In the Summary Compensation Table, cash awards granted as NEO non-equity incentive compensation under the NEO Plan for that year are reported as such in that column, and special cash bonuses awarded other than pursuant to the parameters of the NEO Plan are reported as such in the “Bonus” column.

Administration

The Compensation Committee has the authority to administer, interpret and construe any provision of the LTIP Plans (and the annual NEO Plans adopted under it) and to adopt such rules and regulations for administering the LTIP Plans and the NEO Plans as it deems necessary or appropriate. All decisions and determinations of the Compensation Committee are final, binding and conclusive on all parties.

Further, the Compensation Committee has sole discretion over the terms and conditions of any Award, including:

•the persons who will receive Awards;

•the type of Awards granted;

•the number of shares subject to each Award;

•exercise price of and Award;

•expiration dates;

•vesting schedules;

•distribution and delivery schedules;

•forfeiture provisions;

•conditions on the achievement of specified performance goals for the granting or vesting of options, restricted stock, restricted stock units or cash Awards; and
•
•other material features of Awards.

The Compensation Committee or the Board may delegate to our officers or managers the authority to designate Award recipients, but the Compensation Committee must grant all Awards to those individuals reasonably considered to be subject to the insider trading provisions of federal securities law, including our officers and directors.

Individual Achievement and Systemax Performance

In determining the compensation of a particular executive, the Compensation Committee takes into account the ways in which our executives most directly impact our business and seeks to correlate their compensation objectives to the ways they can be effectively motivated, and their contribution objectively measured. Accordingly, the NEO Plans adopted under the LTIP Plans give varied weights and consideration to the executive’s specific corporate responsibilities, in some cases aside from specific Company metrics and achievements, as they relate to our business and goals, and therefore the performance metrics, and the amount and mix of compensation elements, may vary from year to year.

Beginning in 2019, all NEOs are aligned based upon the financial performance of the consolidated Systemax group, and each of our NEOs, other than the CEO, has personal achievement targets that support one or more of the Scorecards described below.

Common Elements of the 2018, 2019 and 2020 NEO Plans

Certain features of the 2018, 2019 and 2020 NEO Plans, such as performance categories, annual caps and partial achievement adjustment mechanisms, are the same under each Plan, and are discussed here for ease of reference.

As explained below, in determining non-equity incentive compensation the financial goals are accorded a more significant weighting factor than the non-financial goals, reflecting the Compensation Committee’s belief that the financial goals are the most critical to enhancing stockholder value, maintaining long-term growth, and remaining competitive, and furthermore provide the funding for implementing the strategic accomplishments and corporate governance goals. Achievement and over-achievement of the financial goals results in incremental increases to the available incentive compensation pool in which the participating executives share.

Certain new features and modifications to existing features of our NEO Plans were introduced for the 2020 year, such as using annual rather than quarterly achievement measurement periods, expansion of the number of recipients of equity incentive grants, changes to the relative weighting of Company and personal goals, tiered (by position) allocation of non-equity and equity incentive compensation components, tiered (by position) standard equity award grant levels and award ranges, minimum and maximum levels of non-equity award payouts, deferred delivery of vested restricted stock units and benchmarking.
Systemax Consolidated Financial Goals for 2018, 2019 and 2020.

•Adjusted Operating Income Performance. The Compensation Committee believes this is the most important individual component and aligns the interests of our executives with those of our stockholders, in addition to building long-term value. Adjusted Operating Income is defined as operating income adjusted for unusual or nonrecurring items as determined by our Compensation Committee.

•Sales Performance. The Compensation Committee believes sales performance is key to Systemax achieving the scale necessary to remain competitive with larger companies. Sales are defined as sales revenue net of returns on a constant currency basis. Sales are further adjusted for the impact of any acquisition or disposition which is completed during the plan year.

Systemax Consolidated Non-Financial Goals for 2018 2019 and 2020.

•Strategic Accomplishments. Prior to 2019, strategic goals were established surrounding accomplishments within our Industrial Products Group, European Technology Products Group, and the Corporate and Other Segment. In 2019, following the divestitures of our European Technology Group, Systemax combined its Industrial Products Group Segment and its Corporate and Other Segment for purposes of setting and measuring strategic accomplishments. For more information, see 2020 NEO Plan 2020--2020 Performance against Objectives / page 38 of this proxy statement.

•Corporate Governance Goals. These goals relate to continuing improvements in our internal control processes, ethics compliance procedures and safety protocols that the Compensation Committee believes will generally benefit stockholders, as evidenced by the absence of material weaknesses in internal controls and financial reporting, prompt investigation and disposition of any ethical or governance issues that may arise, and the absence of any serious OSHA matters. For more information, see 2020 NEO Plan 2020--2020 Performance against Objectives / page 38 of this proxy statement.

Business Unit or Individual Financial and Non-Financial Goal for 2018, 2019 and 2020. Business Unit and Individual Goals were set for Messrs. Clark, Dooley and Lerner in 2018, and only individual goals were used in 2019. These objectives are comprised of a variety of measurable strategic, financial and operational targets and initiatives including sales growth and margin improvement, cost management, process improvement, corporate development, and others as deemed appropriate by the CEO in consultation with the Compensation Committee. In each case, the selected objectives are considered relevant to the scope of each executive’s functional areas of operation and are designed to incentivize management to accomplish the businesses’ strategic plan. Starting in 2017 these goals were administered on both a quarterly and full year basis, and beginning in 2020 the goals are administered on an annual basis, as described below.

Targets, Caps and Adjustment Mechanisms. Achievement of each of the target financial goals generates a variable non-equity incentive payment target (base case); reduced amounts are payable on a pro rata basis for each financial goal component and on a partial basis on the non-financial goal components. The 2018, 2019 and 2020

NEO Plans impose a cap on the total non-equity incentive compensation that could be payable to each executive based upon the relative weights of each component.

Systemax Consolidated Sales Target Financial Component for 2018 and 2019.

•Sales target amount is payable starting at achievement of in excess of 80% of the sales target financial goal component amount.

•Sales target amount is capped at 140% (for 2018) and 102% (for 2019), of the sales target financial goal component amount.

•Each 1% variance in actual achievement below the 100% level will generate a 5% negative variance in the target non-equity incentive amount.

•Each 1% variance in actual achievement above the 100% level generates a 5% positive variance in the target non-equity incentive amount.

•No non-equity incentive compensation is payable in respect of the sales target if achievement is 80% or less of the sales target while increased payments (up to 300% for 2018 and up to 110% for 2019 of the target non-equity incentive compensation amount for this financial component) are payable on a pro rata basis for over achievement of the sales target component.

Systemax Consolidated Adjusted Operating Income Financial Component for 2018 and 2019.

•The adjusted operating income goal is payable at a level of 100% if the target is achieved.

•Each $1,500,000 variance in actual achievement below the 100% level will generate a 5% negative variance in the target non-equity incentive compensation amount.

•Each $1,500,000 variance in actual achievement above the 100% level will generate a 5% positive variance in the target non-equity incentive compensation amount up to 300% (for 2018) and 115% (for 2019) of the target non-equity incentive compensation amount for this financial component.

•Systemax Consolidated Non-Financial Goals. The non-financial goals are measured based on whether or not the goal is either accomplished or not accomplished during the fiscal year. Accomplishment can be measured at 0%, 25%, 50%, 75%, or 100% levels (as subjectively determined by the Compensation Committee) with target non-equity incentive compensation paid out accordingly.

Business Unit or Individual Goals.

For 2018: Generally, the accomplishment can be measured at 0%, 25%, 50%, 75%, or 100% levels (as subjectively determined by the CEO and approved by the Compensation Committee) with target non-equity incentive compensation paid out accordingly. Adjusted Operating Income Performance of each business unit above or below plan, would result in either higher potential or lower potential target non-equity incentive levels.

For 2019: Business Unit and Individual goals are subject to a double trigger mechanism in order to be earned. For each quarterly period, or annual measurement, the performance of Adjusted Operating Income will fund the available bonus eligible to be earned based upon the accomplishment of each objective. Each 5% variance below goal will generate a 10% negative variance in the target non-equity incentive compensation amount and each 5% variance above goal will generate a 5% positive variance in the target non-equity incentive compensation amount., Generally, the Business Unit Goals can be measured between 0 and 100% accomplishment, while individual goal accomplishment can be measured at 0%, 50%, 85%, or 100%, with target non-equity incentive compensation paid out accordingly.

Compensation Committee Discretion. The Compensation Committee has the discretion to adjust financial targets based on such events as acquisitions or other one-time charges or gains, or other unforeseen circumstances that can skew normal operating results; exercises of such discretion are noted below. Targets and non-equity incentive compensation are also subject to adjustment to prevent unreasonable results in the strict application of these formulas. Executives must generally be employed with Systemax at the time the incentive compensation is paid out to receive the payment, though the Compensation Committee has discretion to waive this requirement. The Compensation Committee exercised its discretion in 2019.

2020 NEO Plan
In March 2020, pursuant to the 2010 LTIP, our Compensation Committee, with input from our CEO and in consultation with the Compensation Consultant, established our 2020 NEO Incentive Plan (“2020 Plan”). The 2020 Plan pertains specifically to the payment of non-equity incentive compensation to NEOs for 2020 and provides for equity compensation as well. Certain new features and modifications to features of our 2018 and 2019 NEO Plans were introduced for the 2020 year, such as using annual rather than quarterly achievement measurement periods for all participants, expansion of the number of recipients of equity incentive grants, changes to the relative weighting of Company and personal goals, tiered (by position) allocation of non-equity and equity incentive compensation components, tiered (by position) standard equity award grant levels and award ranges, minimum and maximum levels of non-equity award payouts, deferred delivery of vested restricted stock unit, and peer benchmarking. In addition, performance metrics, caps, and measurement criteria were also modified for 2020. Many of these features are also used in our 2021 NEO Plan, adopted in March 2021.

Our CEO does not participate in the NEO Plan on the same basis as our other executives. See a description of Mr. Litwin’s employment and compensation arrangements at page 46 of this proxy statement.

2020 Plan Key Features

In adopting the 2020 Pan, the Compensation Committee changed the relative weightings of Company and personal goals; previously such goals were weighted in varying degrees for different NEOs and other employees. In 2020, for our NEOs (other than our CEO) we have assigned weights of 70% to achieving Company objectives and 30% to achieving personal goals in order to earn incentive compensation awards, to better align our employees’ interests with Systemax’ s objectives. As described below, the Compensation Committee has assigned measurable personal objectives and business unit goals for each NEO, aligning them in supporting Systemax’s core business strategies and 2020 Operating Plan. Other executives, business unit leaders and key contributors have varying tiered weighting levels taking into account their positions and total compensation arrangements. These weightings and approach are also used in our 2021 NEO Plan.

In addition, our senior executives, including our NEOs, have a greater percentage of their total compensation “at risk” in the form of variable compensation (non-equity and equity incentive compensation) than do our other employees.

The Compensation Committee determined that increased use of equity compensation and regular, defined annual equity grants would be in the best interests of Systemax and would enhance stockholder value by aligning the long-term interests of a larger group of senior executives, business unit leaders and key managers with Systemax’s goals and objectives. We anticipate following this approach under the 2021 NEO Plan and in the future.

The new or modified features adopted by the Compensation Committee under the 2020 Plan are as follows:

•Measurement Period: We measure financial, strategic, operational and other objectives on an annual rather than quarterly basis, so that our employees will place greater focus on the long-term, cross-functional initiatives we have undertaken as part of our Accelerate the Customer Experience (ACE) and Operational Excellence Strategies.

•Expanded pool of equity recipients: We have increased the number of recipients of equity incentive grants to better align a larger group of senior executives, business unit leaders and key managers with Systemax’s goals and objectives. The Compensation Committee also believes that providing equity awards to key employees will assist Systemax in recruiting and retaining high quality members of management.

•Annual awards of target non-equity incentive compensation: We will make annual awards of non-equity compensation within ranges tiered by position. For NEOs (other than the CEO), the non-equity incentive compensation award is targeted to range from 50% to 60% of annual base salary.

•Annual awards of target equity incentive compensation: We will make annual awards of equity compensation within ranges tiered by position. For NEOs (other than the CEO), equity awards generally can range from 0 to 75% of target non-equity compensation (or more in exceptional circumstances). Awards will be denominated as 50% stock options and 50% performance restricted stock units (number of shares based on relative fair market value including applying Black-Scholes formula for options valuation).

•Payout Limits: Minimum and maximum levels of non-equity award payouts continue to be features of the 2020 Plan, as modified; see discussion below.

•Vesting of equity incentive compensation tied to performance: Other than the CEO, we have provided that restricted stock unit awards will vest annually in amounts tied to achievement of financial targets for that year (for 2020 awards, annual adjusted operating income growth plus 10 percentage points). Recipients will have up to four years to earn the full grant based upon annual performance for each year.

•Deferred delivery of vested restricted stock units: We have deferred delivery of any tranches of vested restricted stock unit awards until the earlier of the grant’s expiration date or 45 days following termination of employment.

•Benchmarking: In order to set our compensation arrangements in line with market conditions and best practices and to continue to attract and retain quality employees, we have benchmarked our compensation practices against carefully chosen peer companies.

•Alignment of all NEO’s, including the CEO, of performance against Systemax’s Balanced Scorecard including the five key components of 1) Financial Performance, 2) Customer Experience, 3) Operational Excellence, 4) Talent Management, and 5) Strategic Plan Implementation: As the CEO is not measured against Individual Objectives, the allocation of weighting between each component is different than the rest of the NEO Group.

•Threshold Operating Income Performance to determine Eligible Bonus: Other than the CEO, Systemax must achieve at least 80% of its targeted adjusted operating income dollars for year in order for any non-equity incentive compensation to be earned. 80% Achievement will result in an eligible bonus pool of 50% of the target bonus amount. 100% Achievement will result in an eligible bonus pool of 100% of the target bonus amount. 150% Achievement will result in the maximum eligible bonus pool of 175% of target bonus amount. The eligible bonus increases in a linear fashion between 80% and 100% Achievement and accelerates between 100% and 150% Achievement. These thresholds determine the maximum amount of non-equity incentive that could be earned. Actual earnings will be based upon the accomplishments of the Financial, Non-Financial, and Individual Objectives Score Card.

The features of the 2020 NEO Plan are also used in the 2021 NEO Plan.

Systemax Financial Scorecard

For 2020, the Compensation Committee approved a Financial Scorecard comprised of targets for Revenue, Gross Profit Dollars, Gross Margin Percent, SG&A, Adjusted Operating Income, and Adjusted Operating Margin. For our CEO, 80% of his target non-equity compensation is tied to Financial Objectives (60% is tied to the achievement of Adjusted Operating Income and 20% is tied to the achievement of sales objectives). For our other NEO’s, 42% of their target non-equity compensation is tied to the achievement of the Financial Scorecard. For each of the metrics, Revenue, Gross Profit Dollars, SG&A Budget, and Adjusted Operating Income are weighted at 8.4% each, while Gross Margin % and Adjusted Operating Margin % are weighted at 4.2% each. These goals are all monitored for achievement on a quarterly bases and final achievement is assessed on an annual basis.

Systemax Non-Financial Scorecards

For 2020, the Compensation Committee set the non-financial goals component to align with the accomplishment of key strategic initiatives for Systemax. For each component of the Non-Financial Scorecard, 5% and 7% of target non-equity incentive compensation is targeted for the CEO and other NEO’s respectively. The Non-Financial Scoreboard percentages are set forth in the table below and the components are:

•Customer Scorecard: measures achievement of new customer, customer retention, account growth, web conversion and customer satisfaction targets.

•Operational Scorecard: measures achievement of order handling, customer service response, shipment costs, freight expense and safety targets.

•People Scorecard: measures achievement of employee retention, sales compensation, salary efficiency, talent management and employee satisfaction targets and projects.

•Strategy and Operating Initiatives Scorecard: measures achievement of gross margin initiatives, new product and private label growth, technology enhancements and our ACE initiative targets.

Individual NEO Objectives Scorecard

Each of our NEOs, other than the CEO, has personal achievement targets that support one or more of the Scorecards described above. 30% of each of their target non-equity incentive compensation is based on achieving these individual targets and 70% is based on the Scorecard achievements. In certain cases achievement is measured objectively and in some cases is assessed subjectively by the Compensation Committee.

Mr. Litwin’s 2020 non-equity incentive compensation is set under his employment agreement (described at page 46 of this proxy statement). In 2020, Mr. Litwin’s non-equity incentive compensation is based 20% on achieving sales targets, 60% based on achieving operating income targets, and 20% based on the Non-Financial Scorecard achievements.

Please see the discussion below regarding the individual goals set for each of our other NEOs: Messrs Clark, Chaturbedi, Lerner and Dooley.

Under the 2020 Plan, the Compensation Committee set the following non-equity incentive target amounts, non-equity incentive compensation cap percentages and relative percentages weights for each plan component for each of our NEOs (other than our CEO, whose arrangements are set under his employment agreement) in 2020 who are participating in our incentive compensation plans. Messrs Richard, Robert and Bruce Leeds no longer participate in incentive compensation awards.

Name	Target ($)	Cap (%)	Financial Scorecard (%)	Customer Scorecard (%)	Operational Scorecard (%)	Talent Management Scorecard (%)	Strategic Plan Implementation Scorecard (%)	Individual Objectives (%)
Barry Litwin	1,169,438	111	80	5	5	5	5	0
Thomas Clark	240,750	175	42	7	7	7	7	30
Ritesh Chaturbedi	296,400	175	42	7	7	7	7	30
Eric Lerner	301,900	175	42	7	7	7	7	30
Robert Dooley	615,000	175	42	7	7	7	7	30

2020 Performance against Objectives.

The following table sets out the achievement level (presented as a percentage of target) for each plan component as well as the relative payout ratio earned based on the mechanics of each plan component. The aggregate payouts, expressed in dollars, appear in the Summary Compensation Table / page 41 of this proxy statement.

Name	Net Sales (%)		Adjusted Operating Income (%)		Strategic Objectives (%)		Corporate Governance (%)		Business Unit/ Individual Objectives (%)		Weighted Average Eligible Non-Equity Incentive Compensation (%)
	Actual	Payout Ratio	Actual	Payout Ratio	Actual	Payout Ratio	Actual	Payout Ratio	Actual	Payout Ratio
Barry Litwin	101	105	116	115	N/A	N/A	94	94	N/A	N.A	109
Thomas Clark	N/A	N/A	N/A	N/A	104	123	94	115	100	123	120
Ritesh Chaturbedi	N/A	N/A	N/A	N/A	104	123	94	115	100	123	120
Eric Lerner	N/A	N/A	N/A	N/A	104	123	94	115	100	123	120
Robert Dooley	N/A	N/A	N/A	N/A	104	123	94	115	100	123	120

In determining the compensation of our CEO for fiscal 2020 and approving the compensation of our other NEOs, the Compensation Committee considered that management had performed well in addressing a unique national and international business and economic environment as the Coronavirus exploded across the United States and the world in the first quarter of 2020 and throughout the year. Business closings, lock down restrictions, unemployment, quarantines, and product and supply chain disruptions presented unique challenges in 2020. The Compensation Committee recognized that management had kept the business open, operating and growing throughout the pandemic, had sourced difficult to find product, had introduced effective marketing and sales campaigns to position the Company’s offerings for the pandemic, and had executed well on various work from home and return to work initiatives. The Compensation Committee further considered that despite the pandemic, management had executed well in onboarding and integrating additional senior executive and other management team leaders, training new sales associates, continued to implement the next phase of our ACE (Accelerate the Customer Experience) strategy, including new sales, customer service and marketing initiatives and in implementing the next phase of our Operational Excellence program in our distribution centers, including new vendor and inventory programs, freight and shipping process enhancements and distribution center efficiency and productivity initiatives. It was the view of the Compensation Committee that management had executed these initiatives and had positioned Systemax for further growth while managing risk in a difficult environment. Based on Systemax and individual performance, the Compensation Committee believes that compensation levels for fiscal 2020 were consistent with the philosophy and objectives of our compensation programs.

Systemax Consolidated Net Sales target for 2020 was set based upon Systemax’s continuing operations. The payout ratio based upon 1% overachievement to plan was 105%.

Systemax Consolidated Adjusted Operating Income target for 2020 was set based upon Systemax’s continuing operations. The payout ratio based upon overachievement to plan was 115%.

Systemax’s Non-Financial Score Card Goals included key objectives surroundings actions and KPIs related to four key pillars: Customer, Operations, People, and Strategy. Within the Customer pillar, goals related to new customer acquisition, customer retention, customer conversion, as well as overall customer satisfaction. Within the Operations pillar, goals related to on time delivery, contact center efficiency, safety, and cost control. Within the People pillar, key objectives included employee engagement scores, cost containment, and the launch of a new commission program for its sales team. Finally, within the Strategy pillar, objectives included, new product launch targets, growth of private label sales, and achievement of key segmentation projects within its customer base. Achievement of each metric included payout ratios ranging from 50%, when 50% of the target was achieved, to 100% when at least 97% of the target was achieved.

Each of the NEOs (other than our CEO) were responsible for five measurable initiatives linked to our 2020 Operating Plan. Business Unit and individual objectives for Messrs. Clark, Chaturbedi, Lerner and Dooley, related to the full year. Our CEO recommended and the Compensation Committee agreed to exercise discretion in the assessment of these individual goals. Due to the extraordinary financial performance of Systemax, despite the macro challenges that existed in 2020, and the constant changing priorities that came with operating during a global pandemic, it was determined that Messrs. Clark, Chaturbedi, Lerner and Dooley should each be awarded based upon achieving 100% of their objectives on a weighted average basis.

Mr. Clark’s objectives primarily were associated with leading finance initiatives, process improvement, risk mitigation and internal audit activities, management of numerous finance department technology enhancements and assisting the Company to achieve key financial targets.

Mr. Chaturbedi’s objectives were associated with reducing distribution center costs, achieving customer shipping expectations, improving shipping quality control and damages, implementing inventory management and vendor compliance and achieving customer experience and satisfaction targets.

Mr. Lerner’s objectives were primarily associated with oversight of loss prevention and security projects, product and facility safety compliance, SEC public company and governance compliance, and reduction of legal expenses.

Mr. Dooley's objectives primarily were associated with achieving sales and gross profit targets and related initiatives, sales and product growth initiatives, and human resources/staffing goals.

Based upon the performance of Adjusted Operating Income, each NEO other than the CEO, was eligible to earn 122.5% of their target bonus. As such and in the combination of the assessment of each component of non-equity incentive compensation, Messrs. Clark, Chaturbedi, Lerner and Dooley each earned 120% of their original target bonus. The 2020 threshold, target and maximum non-equity incentive amounts for each of our Named Executive Officers are found in the Grants of Plan-Based Awards table / page 43 of this proxy statement.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020.
Submitted by the Compensation Committee of the Board,
Chad M. Lindbloom (Chairman)
Robert D. Rosenthal
Paul S. Pearlman

Compensation Committee Interlocks and Insider Participation

At the end of fiscal 2020, the members of Systemax’s Compensation Committee were Messrs. Lindbloom, Pearlman and Rosenthal.

Mr. Litwin resigned from the Compensation Committee effective when he became CEO of Systemax on January 7, 2019 and Mr. Pearlman was appointed a member of the Compensation Committee effective as of such date.
Except as noted above with Mr. Litwin, Systemax does not employ any current (or former) member of the Compensation Committee and no current (or former) member of the Compensation Committee has ever served as an officer of Systemax.
In addition, none of our current (or former) directors serving on the Compensation Committee has any relationship that requires disclosure under SEC regulations.

Executive Compensation

Summary Compensation Table
The following table sets forth the compensation earned by the Named Executive Officers for fiscal years 2020, 2019, and 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)	Total ($)
Richard Leeds Executive Chairman	2020	950,000					30,000 (4)	980,000
	2019	950,000					30,000	980,000
	2018	960,900					30,000	990,900
Bruce Leeds Vice Chairman	2020	950,000					30,000 (4)	980,000
	2019	950,000					30,000	980,000
	2018	954,700					30,000	984,700
Robert Leeds Vice Chairman	2020	950,000					30,000 (4)	980,000
	2019	950,000					30,000	980,000
	2018	956,200					30,000	986,200
Barry Litwin (5) Chief Executive Officer	2020	866,300		700,000		1,271,800	205,400 (6)	3,043,500
	2019	793,300	614,000	700,000	969,700	902,100	128,200	4,107,300
	2018
Thomas Clark Senior Vice President & Chief Financial Officer	2020	481,500		90,300	90,100	289,600	39,800 (7)	991,300
	2019	450,000		241,300	303,500	171,300	72,700	1,238,800
	2018	386,000				193,300	55,500	634,800
Ritesh Chaturbedi (8) Senior Vice President & Chief Operations Officer	2020	494,000		204,500	204,100	356,500	51,300 (9)	1,310,400
	2019
	2018
Eric Lerner (10) Senior Vice President & General Counsel	2020	601,800		67,700	67,500	361,900	44,800 (11)	1,143,700
	2019	601,800		295,000	320,100	229,000	76,300	1,522,200
	2018
Robert Dooley Former President, Industrial Products Group	2020	615,000		138,400	138,100	739,700	71,100 (12)	1,702,300
	2019	615,000		307,500	412,000	423,900	159,300	1,917,700
	2018	615,000				623,600	88,400	1,327,000

(1)This column represents the fair value of the stock award on the grant date determined in accordance with the provisions of ASC 718. As per SEC rules relating to executive compensation disclosure, the amounts shown exclude the impact of forfeitures related to service based vesting conditions. For additional information regarding assumptions made in calculating the amount reflected in this column, please refer to Note 12 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for fiscal 2020.
(2)This column represents the fair value of the stock option on the grant date determined in accordance with the provisions of ASC 718. As per SEC rules relating to executive compensation disclosure, the amounts shown exclude the impact of forfeitures related to service based vesting conditions. These amounts were calculated using the Black-Scholes option-pricing model. For additional information regarding assumptions made in calculating the amount reflected in this column, please refer to Note 12 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for fiscal 2020.
(3)The 2017 figures in this column represent the amount earned in fiscal 2017 (although paid in fiscal 2018) pursuant to the 2017 NEO Plan; and the 2018 figures in this column represent the amount earned in fiscal 2018 (although paid in fiscal 2019) pursuant to the 2018 NEO Plan; and the 2019 figures in this column represent the amount earned in fiscal 2019 (although paid in fiscal 2020) pursuant to the 2019 NEO Plan. For more information, see Grants of Plan-Based Awards / page 43 of this proxy statement. Because these payments were based on predetermined performance metrics, these amounts are reported in the Non-Equity Incentive Plan column.
(4)Auto-allowance.

(5)Mr. Litwin was appointed as the Chief Executive Officer on January 7, 2019 and was not a Named Executive Officer in fiscal year 2018 and therefore no amounts are reported for fiscal years 2018 in the Summary Compensation Table. The amount presented for 2019 is Mr. Litwin’s $825,000 base salary pro-rated for 2019.
(6)Includes auto-allowance ($30,000), transportation related expenses ($43,700), gross-up on transportation related expenses ($41,800), Systemax 401(k) contributions ($6,400) and dividend equivalent payments on unvested restricted stock ($83,500).
(7)Includes auto-allowance ($14,400), Systemax 401(k) contributions ($6,400), and dividend equivalent payments on unvested restricted stock ($19,000).
(8)Mr. Chaturbedi was not a Named Executive Officer in fiscal years 2018 and 2019, and therefore no amounts are reported for fiscal years 2018 and 2019 in the Summary Compensation Table.
(9)Includes auto-allowance ($18,000), Systemax 401(k) contributions ($6,400), and dividend equivalent payments on unvested restricted stock ($26,900).
(10)Mr. Lerner was not a Named Executive Officer in fiscal years 2018, and therefore no amounts are reported for fiscal year 2018 in the Summary Compensation Table.
(11)Includes auto-allowance ($18,000), Systemax 401(k) contributions ($6,400), and dividend equivalent payments on unvested restricted stock ($20,400).
(12)Includes auto-allowance ($18,000), Systemax 401(k) contributions ($6,100), and dividend equivalent payments on unvested restricted stock ($47,000).

Grants of Plan-Based Awards
The following table sets forth the estimated possible payouts under the cash incentive awards granted to our Named Executive Officers in respect of 2020 performance under the 2020 NEO Plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)
Barry Litwin	-	110,512	1,169,438	1,299,375
Thomas Clark	-	60,188	240,750	421,313
Ritesh Chaturbedi	-	74,100	296,400	518,700
Eric Lerner	-	75,225	300,900	526,575
Robert Dooley	-	153,750	615,000	1,076,250

(1)    Amounts presented assume payment of threshold, target and maximum awards at the applicable level.

Outstanding Equity Awards at Fiscal Year-End for Fiscal 2020
The following table sets forth information regarding stock option and restricted stock awards previously granted to our Named Executive Officers which were outstanding at the end of fiscal 2020.
The market value of the unvested stock award is based on the closing price of one share of our common stock as of December 31, 2020, the last trading day of the fiscal 2020, which was $35.73.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Barry Litwin	0	90,000 (1)	23.14	01/07/29	24,200 (2)	864,700
					28,272 (3)	1,010,200
Thomas Clark	2,500	0 (4)	6.01 (5)	02/01/26	4,495 (6)	160,600
	25,000	0 (4)	6.02 (5)	11/10/26	2,374 (7)	84,800
	12,474	12,474 (8)	23.72	01/17/29
	0	9,845 (4)	23.65	02/10/30
Ritesh Chaturbedi	0	19,410 (4)	22.71	04/22/29	4,623 (6)	165,200
	0	22,303(4)	23.65	02/10/30	5,379 (7)	192,200
Eric Lerner	6,250	0 (4)	8.32 (5)	05/02/25	5,497 (6)	196,400
	12,500	0 (4)	6.01 (5)	02/01/26	1,721 (7)	61,500
	15,524	15,253 (8)	23.72	01/17/29
	0	7,383 (4)	23.65	02/10/30
Robert Dooley	20,348	0 (4)	16.43 (5)	03/01/22	10,000 (9)	357,300
	5,000	0 (4)	6.01 (5)	04/03/22 (10)	5,730 (6)	204,700
	37,500	0 (4)	6.65 (5)	04/03/22 (10)	3,639 (7)	130,000
	15,900	15,899 (8)	23.72	04/03/25 (11)
	0	15,090 (4)	23.65	04/03/25 (11)
(1)Options vest as follows: 20% of the stock options will vest on the first anniversary of the grant date, 20% will vest on the 2nd anniversary and 10% will vest on each subsequent anniversary of the grant date.
(2)Restricted stock units vest as follows: 6,051 units on January 7, 2020; 6,050 units on January 7, 2021; 6,050 units on January 7, 2022; 6,050 units on January 7, 2023; and 6,050 units on January 7, 2024.
(3)Restricted stock units vest as follows: 7,068 units on January 7, 2021; 7,068 units on January 7, 2022; 7,068 units on January 7, 2023; and 7,068 units on January 7, 2024.
(4)Options vest 25% per year over four years from date of grant. The grant date for each option is ten years prior to the option expiration date.
(5)On January 17, 2019, the exercise price of each outstanding Employee Stock Option (right to buy) was amended to reduce such exercise price by $2.30.
(6)Performance stock units vest over four years through 2022 based upon year over year growth in Adjusted Operating Income.
(7)Performance stock units vest over four years through 2023 based upon year over year growth in Adjusted Operating Income.
(8)Options vest 25% per year over four years from December 31, 2018. The grant date for each option is January 17, 2019.
(9)In accordance with the terms of the Retirement Agreement, any unvested shares shall vest on the Retirement Date.
(10)In accordance with the terms of the Retirement Agreement, any unexercised options shall expire one year from the Retirement Date.
(11)In accordance with the terms of the Retirement Agreement, any unexercised options shall expire at the end of the term of the Consulting Agreement.

Option Exercises and Stock Vested For Fiscal 2020
The table below shows stock options that were exercised, and restricted stock units that vested, during fiscal 2020 for each of our Named Executive Officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Barry Litwin	10,000	252,900	1,259 (2) 6,051 (3)	26,800 150,800
Thomas Clark	3,499 4,001 10,000	104,900 144,600 361,300	3,845 (4) 1,443 (5)	169,800 -
Ritesh Chaturbedi	3,479 3,000	24,100 45,200	3,953 (4) 3,269 (5)	174,600 -
Eric Lerner	-	-	4,701 (4) 1,082 (5)	207,600 -
Robert Dooley	3,502 1,498 5,000 2,313 7,687	85,400 36,500 129,000 69,700 231,300	4,900 (4) 2,212 (5) 5,000 (6)	216,400 (4) - 104,300 (6)
(1)Options vest as follows: 20% of the stock options will vest on the first anniversary of the grant date, 20% will vest on the 2nd anniversary and 10% will vest on each subsequent anniversary of the grant date.
(2)Restricted stock units vest on June 1, 2020.
(3)Restricted stock units vest as follows: 6,051 units on January 7, 2020; 6,050 units on January 7, 2021; 6,050 units on January 7, 2022; 6,050 units on January 7, 2023; and 6,050 units on January 7, 2024.
(4)Pursuant to a grant of performance-based restricted stock units on January 17, 2019.
(5)Pursuant to a grant of performance-based restricted stock units on February 10, 2020. Value realized on vesting of this award is deferred until the earlier of a four year vesting period or termination of employment.
(6)Pursuant to a grant of restricted stock units on March 1, 2012, the restricted stock units vest in ten equal annual installments of 5,000 units each, beginning on March 1, 2013.

Employment Arrangements of the Named Executive Officers
The 2021 salary levels discussed below reflect the Compensation Committee’s view that such levels are appropriate in light of the current business performance and expected performance in 2021, and takes into account the other compensation elements applicable to each employee.

Richard Leeds – Richard Leeds has no employment agreement and is an “at will” employee. Base salary accounted for 97% of Mr. Leeds total cash compensation for 2020. Mr. Leeds’ base salary for 2021 is set at $950,000.

Bruce Leeds – Bruce Leeds has no employment agreement and is an “at will” employee. Base salary accounted for 97% of Mr. Leeds total cash compensation for 2020. Mr. Leeds’ base salary for 2021 is set at $950,000.

Robert Leeds – Robert Leeds has no employment agreement and is an “at will” employee. Base salary accounted for 97% of Mr. Leeds total cash compensation for 2020. Mr. Leeds’ base salary for 2021 is set at $950,000.

Barry Litwin – Systemax entered into an employment agreement with Mr. Litwin to employ him as Chief Executive Officer, commencing January 7, 2019. The agreement provides for a minimum annual base salary of $825,000 and an annual cash bonus (the “Bonus”) in an amount to be determined by Systemax under its NEO Plan, which Bonus generally will range from 0%-150% of Mr. Litwin’s annual base salary, with an on-target performance payout of 135% of annual base salary, assuming Mr. Litwin meets the performance objectives (including the financial and other performance objectives) established for him by Systemax. In addition, Mr. Litwin is entitled to a car allowance. Base salary accounted for 38% of Mr. Litwin’s total cash compensation for 2020. Mr. Litwin's salary for 2021 is set at $909,600. Compensation that may become payable following the termination of his employment or a change in control of Systemax, are discussed below under Potential Payments Upon Termination of Employment or Change in Control / page 47 of this proxy statement.

Thomas Clark – Mr. Clark has no employment agreement and is an “at will” employee. Base salary accounted for 59% of Mr. Clark’s total cash compensation for 2020. Mr. Clark’s non-equity incentive compensation for 2020 was determined as described above under the heading 2020 NEO Plan. Mr. Clark’s base salary for 2021 is set at $505,600. Compensation that may become payable following the termination of his employment or a change in control of Systemax, are discussed below under Potential Payments Upon Termination of Employment or Change in Control / page 47 of this proxy statement.

Ritesh Chaturbedi – Mr. Chaturbedi has no employment agreement and is an “at will” employee. Base salary accounted for 55% of Mr. Chaturbedi’s total cash compensation for 2020. Mr. Chaturbedi’s non-equity incentive compensation for 2020 was determined as described above under the heading 2020 NEO Plan. Mr. Chaturbedi’s base salary for 2021 is set at $518,700. Compensation that may become payable following the termination of his employment or a change in control of Systemax, are discussed below under Potential Payments Upon Termination of Employment or Change in Control / page 47 of this proxy statement.

Eric Lerner – Systemax entered into an employment agreement with Mr. Lerner on April 12, 2012. The agreement provides for a minimum base salary of $480,000 (which may be increased at the discretion of Systemax) and a bonus (which the agreement states is expected to be at least equal to 50% of the base salary) assuming Mr. Lerner meets certain performance objectives (under a 2020 amendment to the agreement, 70% of such bonus is based on the performance objectives for Systemax under its NEO cash bonus plan for the applicable year and 30% of such bonus is based on the achievement of performance objectives established for him by Systemax). He is entitled to receive a car allowance. Base salary accounted for 58% of Mr. Lerner's total cash compensation for 2020. Mr. Lerner’s bonus for 2020 was determined as described above under the heading 2020 NEO Plan. Mr. Lerner’s salary for 2021 is set at $601,800. Compensation that may become payable following the termination of his employment or a change in control of Systemax, are discussed below under Potential Payments Upon Termination of Employment or Change in Control / page 47 of this proxy statement.

Robert Dooley – As previously disclosed, Mr. Dooley retired from Systemax effective April 3, 2021. Base salary accounted for 43% of Mr. Dooley’s total cash compensation for 2020. Mr. Dooley’s non-equity incentive compensation for 2020 was determined as described above under the heading 2020 NEO Plan.

Potential Payments Upon Termination of Employment or Change in Control
Barry Litwin. Mr. Litwin’s employment agreement is terminable upon death or total disability, by Systemax for “cause” (as defined) or without cause, or by Mr. Litwin voluntarily for any reason or for “good reason” (as defined). In the event of termination for death, total disability, cause or voluntary termination by Mr. Litwin Systemax will owe no further payments other than as applicable under disability or medical plans and any accrued but unused vacation time (up to four weeks). In the event of termination for death or total disability, Mr. Litwin would also receive the pro rata portion of any bonus which would otherwise be paid to him if such termination had not occurred. If Mr. Litwin resigns for good reason or if Systemax terminates him for any reason other than total disability, death or cause, he shall also receive in addition to the payments described above for other terminations, severance payments equal to 12 months’ base salary, the target bonus which would otherwise be paid for the year in which termination occurred, and a reimbursement of costs for COBRA insurance coverage for twelve months.
Eric Lerner. Mr. Lerner’s employment agreement is terminable upon death or total disability, by Systemax for “cause” (as defined) or without cause, or by Mr. Lerner voluntarily for any reason or for “good reason” (as defined). In the event of termination for death, total disability, cause or voluntary termination by Mr. Lerner, Systemax will owe no further payments other than as applicable under disability or medical plans and any accrued but unused vacation time (up to four weeks). In the event of termination for total disability or death, Mr. Lerner would also receive the pro rata portion of any bonus which would otherwise be paid based on the average annual bonus received for the prior two years. If Mr. Lerner resigns for good reason or if Systemax terminates him for any reason other than total disability, death or cause, he shall also receive in addition to the payments described above for other terminations, severance payments equal to 12 months’ base salary, one year’s bonus based on his average annual bonus for the prior two years, and a reimbursement of costs for COBRA insurance coverage for twelve months.
Ritesh Chaturbedi – Mr. Chaturbedi's offer letter provides that if his employment is terminated by Systemax without "cause" he would be entitled to receive (i) severance payments equal to six months base salary and (ii) payments by Systemax of the costs of continued medical coverage under COBRA for six months following termination.
Barry Litwin, Thomas Clark, Ritesh Chaturbedi, Eric Lerner and Robert Dooley.
Pursuant to the restricted stock unit agreement with Mr. Litwin (dated January 7, 2019): (i) if Mr. Litwin is terminated for cause, any unvested portion of his restricted stock units will terminate and be forfeited; (ii) if the named executive’s employment is terminated without cause or for good reason within twelve months following a change in control, he will become immediately vested in all non-vested units and will become immediately entitled to a distribution of that number of shares of common stock of Systemax that are represented by those vested restricted stock units; and (iii) if Mr. Litwin's employment is terminated due to total disability or death, his estate or designated beneficiary(ies), whichever is applicable, will become immediately vested in all non-vested units and will become immediately entitled to a distribution of that number of shares of common stock of Systemax that are represented by those vested restricted stock units. In addition, in the event of termination without cause or by Mr. Litwin for good reason, the next immediate tranche of granted restricted stock that would otherwise have vested if employment had not been so terminated shall accelerate and be vested as of the date of termination.
Pursuant to the performance restricted stock unit agreements with Mr. Clark (dated January 17, 2019 and February 10, 2020), Mr. Chaturbedi (dated April 22, 2019 and February 10, 2020), Mr. Lerner (dated January 17, 2019 and February 10, 2020) and Mr. Dooley (dated January 17, 2019 and February 10, 2020): (i) if the named executive is terminated for cause, any unvested portion of his performance restricted stock units will terminate and be forfeited; (ii) if the named executive’s employment is terminated without cause or for good reason within six months following a change in control, he will become immediately vested in all non-vested units and will become immediately entitled to a distribution of that number of shares of common stock of Systemax that are represented by those vested performance restricted stock units; and (iii) if the applicable named executive’s employment is terminated due to total disability or death, his estate or designated beneficiary(ies), whichever is applicable, will become immediately vested in all non-vested units and will become immediately entitled to a distribution of that number of shares of common stock of Systemax that are represented by those vested performance restricted stock units.
Pursuant to our standard option agreements, in the event the employment of an above named executive is terminated for any reason other than death, total disability or cause, the vested portions of his options will be exercisable for up to three months, and the unvested portion will be forfeited. In the event of death or total disability, the vested portion of his option will be exercisable for up to one year, and the unvested portion will be forfeited. In the event of termination for cause, all unexercised options (vested and unvested) will be forfeited.

Pursuant to the stock option agreements with Mr. Litwin (January 7, 2019), Mr. Clark (dated November 10, 2016, January 17, 2019 and February 10, 2020)), Mr. Dooley (dated February 1, 2016, December 14, 2016, January 17, 2019 and February 10, 2020)), Mr. Lerner (dated May 2, 2015, February 1, 2016, January 17, 2019 and February 10, 2020), Mr. Shetty (dated January 17, 2019), and Mr. Reinhold (dated February 1, 2016 and December 14, 2016), if the named executive’s employment is terminated without cause or for good reason within six months (twelve months for Mr. Litwin) following a “change in control”, such named executive will become immediately vested in all outstanding unvested stock options, and all of the named executive’s outstanding options shall remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination. In addition, with respect to Mr. Litwin's agreement, in the event of termination without cause or by Mr. Litwin for good reason, the next immediate tranche of granted options that would otherwise have vested if employment had not been so terminated shall accelerate and be vested as of the date of termination.
Robert Dooley. As noted herein, Mr. Dooley entered into a Retirement Agreement pursuant to which he received the compensation described under Employment Arrangements of the Named Executive Officers / page 46 of this proxy statement.

The tables below describe potential payments and benefits upon termination of employment or change in control as of January 2, 2021, the last day of fiscal 2020, and using the closing price of our common stock on December 31, 2020, the last trading day of fiscal 2020. These amounts are estimates and the actual amounts to be paid can only be determined at the time of the termination of employment or the date of the change in control.
Barry Litwin

Type of Payment	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” ($)	Termination Due to Death or Total Disability ($)	Change In Control Only ($)	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” within a certain period of time following a Change in Control ($)
Cash Compensation (Salary & Non-Equity Incentive Compensation)	2,035,700 (1)	1,169,400 (2)	-	2,035,700 (1)
Value of Accelerated Vesting of Stock Option Awards	255,000 (3)	-	-	1,020,000 (4)
Value of Accelerated Vesting of Restricted Stock Unit Awards	470,800 (5)	1,947,800 (6)	-	1,947,800 (6)
Medical and Other Benefits	42,200 (7)	-	-	42,200 (7)
Total	2,803,700	3,117,200	-	5,045,700
(1)Represents one year’s base salary ($866,300) and target bonus for fiscal year 2020 ($1,169,400).
(2)Represents target bonus for fiscal year 2020 ($1,169,400).
(3)Represents accelerated vesting of 20,000 stock options. Pursuant to Mr. Litwin’s stock option agreement (dated January 7, 2019), if Mr. Litwin’s employment is terminated without cause or for good reason, the next immediate tranche of granted options that would otherwise have vested if employment had not been so terminated shall accelerate and be vested as of the date of termination.
(4)Represents accelerated vesting of 80,000 stock options. Pursuant to Mr. Litwin’s stock option agreement (dated January 7, 2019), if Mr. Litwin’s employment is terminated without cause or for good reason within twelve months following a “change in control”, he will become immediately vested in all outstanding unvested stock options, and all of Mr. Litwin’s outstanding options shall remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination.
(5)Represents accelerated vesting of 13,118 . Pursuant to Mr. Litwin’s restricted stock unit agreements (dated January 7, 2019 and January 7, 2020), if Mr. Litwin’s employment is terminated without cause or for good reason, the next immediate tranche of granted restricted stock that would otherwise have vested if employment had not been so terminated shall accelerate and be vested as of the date of termination.
(6)Represents accelerated vesting of 52,472 unvested restricted stock units. Pursuant to Mr. Litwin’s restricted stock unit agreement (dated January 7, 2019 and January 7, 2020), if Mr. Litwin’s employment is terminated without cause or for good reason within twelve months following a “change in control” or if Mr. Litwin's employment is terminated due to death or total disability, all non-vested units shall accelerate and be vested as of the date of termination.
(7)Represents reimbursement of medical and dental insurance payments under COBRA for twelve months.

Thomas Clark

Type of Payment	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” ($)	Termination Due to Death or Total Disability ($)	Change In Control Only ($)	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” within a certain period of time following a Change in Control ($)
Cash Compensation (Salary & Non-Equity Incentive Compensation)	-	-	-	-
Value of Accelerated Vesting of Stock Option Awards	-	-	-	272,300 (1)
Value of Accelerated Vesting of Restricted Stock Unit Awards	-	-	-	-
Value of Accelerated Vesting of Performance Restricted Stock Unit Awards	-	213,100 (2)	-	213,100 (2)
Medical and Other Benefits	-	-	-	-
Total	-	272,300	-	485,400
(1)Represents accelerated vesting of 22,319 stock options. Pursuant to Mr. Clark’s stock option agreements (dated January 17, 2019 and February 10, 2020), if Mr. Clark’s employment is terminated without cause or for good reason within six months following a “change in control”, he will become immediately vested in all outstanding unvested stock options, and all of Mr. Clark’s outstanding options shall remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination.
(2)Represents accelerated vesting of 5,938 unvested performance restricted stock units. Pursuant to Mr. Clark’s performance restricted stock unit agreement (dated January 17, 2019 and February 10, 2020), if Mr. Clark’s employment is terminated without cause or for good reason within six months following a “change in control” or if Mr. Clark's employment is terminated due to death or total disability, all non-vested units shall accelerate and be vested as of the date of termination.

Ritesh Chaturbedi

Type of Payment	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” ($)	Termination Due to Death or Total Disability ($)	Change In Control Only ($)	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” within a certain period of time following a Change in Control ($)
Cash Compensation (Salary & Non-Equity Incentive Compensation)	247,000 (1)	-	-	247,000 (1)
Value of Accelerated Vesting of Stock Option Awards	-	-	-	528,800 (2)
Value of Accelerated Vesting of Restricted Stock Unit Awards	-	-	-	-
Value of Accelerated Vesting of Performance Restricted Stock Unit Awards	-	359,000 (3)	-	359,000 (3)
Medical and Other Benefits	23,500 (4)	-	-	23,500 (4)
Total	270,500	359,000	-	1,158,300
(1)Represents six months base salary ($247,000).
(2)Represents accelerated vesting of 41,713 stock options. Pursuant to Mr. Chaturbedi’s stock option agreements (dated April 22, 2019 and February 10, 2020), if Mr. Chaturbedi’s employment is terminated without cause or for good reason within six months following a “change in control”, he will become immediately vested in all outstanding unvested stock options, and all of Mr. Chaturbedi’s outstanding options shall remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination.
(3)Represents accelerated vesting of 10,002 unvested performance restricted stock units. Pursuant to Mr. Chaturbedi’s performance restricted stock unit agreements (dated April 22, 2019 and February 10, 2020), if Mr. Chaturbedi’s employment is terminated without cause or for good reason within six months following a “change in control” or if Mr. Chaturbedi’s employment is terminated due to death or total disability, all non-vested units shall accelerate and be vested as of the date of termination.
(4)Represents reimbursement of medical and dental insurance payments under COBRA for six months.

Eric Lerner

Type of Payment	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” ($)	Termination Due to Death or Total Disability ($)	Change In Control Only ($)	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” within a certain period of time following a Change in Control ($)
Cash Compensation (Salary & Non-Equity Incentive Compensation)	1,011,800 (1)	410,000 (2)	-	1,011,800 (1)
Value of Accelerated Vesting of Stock Option Awards	-	-	-	276,000 (3)
Value of Accelerated Vesting of Restricted Stock Unit Awards	-	-	-	-
Value of Accelerated Vesting of Performance Restricted Stock Unit Awards	-	261,200 (4)	-	261,200 (4)
Medical and Other Benefits	33,800 (5)	-	-	33,800] (5)
Total	1,045,600	671,200		1,582,800

(1)Represents one year’s base salary ($601,800) and the average annual non-equity incentive compensation paid to Mr. Lerner for fiscal years 2019 and 2020 ($410,000).
(2)Represents the average annual non-equity incentive compensation paid to Mr. Lerner for fiscal years 2019 and 2020 ($410,000).
(3)Represents accelerated vesting of 22,636 stock options. Pursuant to Mr. Lerner’s stock option agreements (dated January 17, 2019 and February 10, 2020), if Mr. Lerner’s employment is terminated without cause or for good reason within six months following a “change in control”, he will become immediately vested in all outstanding unvested stock options, and all of Mr. Lerner’s outstanding options shall remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination.
(4)Represents accelerated vesting of 7,278 unvested performance restricted stock units. Pursuant to Mr. Lerner's performance restricted stock unit agreement (dated January 17, 2019 and February 10, 2020), if Mr. Lerner’s employment is terminated without cause or for good reason within six months following a “change in control” or if Mr. Lerner's employment is terminated due to death or total disability, all non-vested units shall accelerate and be vested as of the date of termination.
(5)Represents reimbursement of medical and dental insurance payments under COBRA for twelve months.

Robert Dooley

Type of Payment	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” ($)	Termination Due to Death or Total Disability ($)	Change In Control Only ($)	Termination by Systemax without “Cause” or Resignation by Employee for “good reason” within a certain period of time following a Change in Control ($)
Cash Compensation (Salary & Non-Equity Incentive Compensation)	-	-	-	-
Value of Accelerated Vesting of Stock Option Awards	-	-	-	378,200 (1)
Value of Accelerated Vesting of Restricted Stock Unit Awards	358,900 (2)	179,500 (3)	358,900 (2)	-
Value of Accelerated Vesting of Performance Restricted Stock Unit Awards		285,000 (4)		285,000 (4)
Medical and Other Benefits	-	-	-	-
Total	358,900	464,500	358,900	663,200
(1)Represents accelerated vesting of 30,989 stock options. Pursuant to Mr. Dooley’s stock option agreements (dated January 17, 2019 and February 10, 2020), if Mr. Dooley’s employment is terminated without cause or for good reason within six months following a “change in control”, he will become immediately vested in all outstanding unvested stock options, and all of Mr. Dooley’s outstanding options shall remain exercisable in accordance with their terms, but in no event for less than 90 days after such termination.
(2)Represents accelerated vesting of 10,000 unvested restricted stock units. Pursuant to Mr. Dooley’s restricted stock unit agreement (dated March 1, 2012), upon a “change in control” all non-vested units shall accelerate and be vested as of the date of the “change in control” and if Mr. Dooley’s employment is terminated without cause or for good reason, all non-vested units shall accelerate and be vested as of the date of termination.
(3)Represents accelerated vesting of 5,000 unvested restricted stock units. Pursuant to Mr. Dooley’s restricted stock unit agreement (dated March 1, 2012), on the event of Mr. Dooley’s death or total disability, 5,000 restricted stock units (50% of the unvested restricted stock units granted under such agreement on January 2, 2021) would vest.
(4)Represents accelerated vesting of 7,942 unvested performance restricted stock units. Pursuant to Mr. Dooley's performance restricted stock unit agreements (dated January 17, 2019 and February 10, 2020), if Mr. Dooley’s employment is terminated without cause or for good reason within six months following a “change in control” or if Mr. Dooley's employment is terminated due to death or total disability, all non-vested units shall accelerate and be vested as of the date of termination.

Director Compensation

General Policy
Our policy is not to pay compensation to directors who are also employees of Systemax or any of our subsidiaries. Directors are reimbursed for reasonable travel and out-of-pocket expenses incurred for attending Board and Committee meetings and are covered by our travel accident insurance policy for such travel.
The table below shows the elements and amounts of compensation that we paid our non-management directors for fiscal 2020.

Compensation Element	Amount ($)
Retainers (1)	70,000
Restricted Stock Units (2)	50,000
Committee Chair Annual Retainers (1)
Audit Committee	20,000
Compensation Committee	10,000
Nominating/Corporate Governance Committee	10,000
Committee Member Annual Retainers (1)
Audit Committee	10,000
Compensation Committee	5,000
Nominating/Corporate Governance Committee	5,000
Lead Independent Director Retainer (1)	20,000
(1)Retainer amounts are paid in quarterly installments.
(2)Each non-management director receives an annual grant of restricted stock units each year immediately following the annual stockholders meeting in an amount equal to $50,000 divided by the closing price per share during the 20 trading days preceding the date of the annual meeting (rounded up to the nearest whole number of shares). Such restricted stock units are generally subject to forfeiture if the holder is not a director of Systemax on the date of the second annual meeting following such grant, and cannot be sold while so restricted; such restrictions lapse if the holder dies or becomes disabled or there is a change of control, as defined in the grant agreement. Cash dividend equivalents are paid on unvested restricted stock.

Non-Management Director Compensation in Fiscal 2020
The non-management directors received the following compensation during fiscal 2020:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($) (2)	Total ($)
Robert D. Rosenthal	115,000	50,000	-	14,000	179,000
Chad M. Lindbloom	105,000	50,000	-	14,000	169,000
Paul S. Pearlman	90,000	50,000	-	13,500	153,500
Lawrence Reinhold	70,000	50,000	-	13,500	133,500
(1)     This column represents the fair value of the stock award on the grant date determined in accordance with the provisions of ASC 718. As per SEC rules relating to executive compensation disclosure, the amounts shown exclude the impact of forfeitures related to service based vesting conditions. For additional information regarding assumptions made in calculating the amount reflected in this column, please refer to Note 12 to our audited consolidated financial statements, included in our Annual Report on Form 10-K for fiscal 2020.
(2)    Dividend equivalent payments on unvested restricted stock.

CEO Pay Ratio Disclosure

As permitted under the SEC rules, in order to identify our “median employee” to compare to our CEO, we took into account our entire employee population (other than our CEO) at December 31, 2020, located in the United States, Canada, and India, including full, part-time employees and temporary/seasonal employees (1,480 Employees). We used the compensation components utilized in the Summary Compensation Table / page 41 of this proxy statement (“SCT”) for the period from January 1, 2020 to December 31, 2020 as the compensation measure to identify the median employee, and the median employee’s compensation. We annualized total compensation for those employees who commenced work during 2020 and excluded our cost of providing health and wellness benefits for all employees.

The pay ratio specified below is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K under the Exchange Act. In calculating Total Compensation for our median employee and CEO, we included, among other things, base salary, overtime, incentive payments, and stock-based compensation (based on the grant date fair value of awards granted during 2020); therefore, the CEO's Total Compensation for purposes of this calculation matches the Total Compensation described in the Summary Compensation Table / page 41 of this proxy statement.

The median team member's estimated Total Compensation for 2020 was $43,500. The ratio of CEO pay to median team member pay is estimated to be 70 to 1.

Additional Matters

Solicitation of Proxies
The cost of soliciting proxies for the Annual Meeting will be borne by Systemax. In addition to solicitation by mail and over the internet, solicitations may also be made by personal interview, fax and telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and Systemax will reimburse them for expenses in so doing.
Consistent with our confidential voting procedure, directors, officers and other regular employees of Systemax, as yet undesignated, may also request the return of proxies by telephone or fax, or in person.

Submitting Stockholder Proposals and Director Nominations for the Next Annual Meeting

Stockholder proposals intended to be presented at the 2021 annual meeting, including proposals for the nomination of directors, must be received by December 29, 2021 to be considered for the 2022 annual meeting pursuant to Rule 14a-8 under the Exchange Act.
Stockholders proposals should be mailed to Systemax Inc., Attention: Investor Relations, 11 Harbor Park Drive, Port Washington, NY 11050.
Any proposal for a director nominee shall contain at a minimum:
•the name and address of the stockholder making the recommendation;
•if the stockholder is not a stockholder of record, a representation and satisfactory proof of share ownership;
•a description of all direct and indirect related party transactions, compensation and other material monetary arrangements, agreements or understandings during the past three years, and any other material relationship, if any, between the stockholder and its respective affiliates or associates, or others with whom they are acting in concert, on the one hand, and the nominee and his or her respective affiliates, associates and others with whom they are acting in concert, on the other hand;
•whether the stockholder has been involved in any legal proceeding during the past 10 years;
•the nominee’s name, age, address and other contact information;
•any direct or indirect holdings, beneficially and/or of record, of our securities by the nominee;
•any information regarding the nominee required to be disclosed about directors under applicable securities laws and/or stock exchange requirements;
•information regarding related party transactions with Systemax and/or the stockholder submitting the nomination and/or the nominee;
•any actual or potential conflicts of interest; and
•the nominee’s biographical data, current public and private company affiliations, employment history (including current principal employment) and qualifications and status as “independent” under applicable securities laws and stock exchange requirements.
Nominees proposed by stockholders will receive the same consideration as other nominees.

Other Matters

The Board does not know of any matter other than those described in this proxy statement that will be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, the persons named as proxies intend to vote the shares they represent in accordance with their judgment.
A COPY OF OUR FORM 10-K FOR FISCAL 2020 IS INCLUDED AS PART OF OUR ANNUAL REPORT ALONG WITH THIS PROXY STATEMENT, WHICH ARE AVAILABLE AT www.proxyvote.com.

Available Information

We maintain a website at www.systemax.com. We file reports with the SEC and make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including all amendments to those reports. These are available as soon as is reasonably practicable after they are filed with the SEC. All reports mentioned above are also available from the SEC’s website (www.sec.gov). The information on our website or any report we file with, or furnish to, the SEC is not part of this proxy statement.
The Board has adopted the following corporate governance documents:
•Charter for the Audit Committee of the Board (last amended March 2017).

•Charter for the Compensation Committee of the Board (last amended May 2013).
•Charter for the Nominating/Corporate Governance Committee of the Board (last amended January 2015).
•Corporate Ethics Policy (last amended January 2019).
Applies to all of our directors, officers (including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and any person performing similar functions) and employees.
•Corporate Governance Guidelines and Principles (last amended March 2017).
Establishes our corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board.

In accordance with the corporate governance rules of the NYSE, each of these corporate governance documents is available on our web site (www.systemax.com under “Investors—Corporate Governance—Corporate Governance Documents”).